EXHIBIT 10(c)

                      CREDIT AGREEMENT

                           among

               NORTHERN BORDER PIPELINE COMPANY,
                  a Texas general partnership,

                         as Borrower

              THE FIRST NATIONAL BANK OF CHICAGO,
                   as Administrative Agent

              THE FIRST NATIONAL BANK OF CHICAGO,
                   ROYAL BANK OF CANADA, and
     BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION,
                    as Syndication Agents

                             and

               FIRST CHICAGO CAPITAL MARKETS, INC.,
                   ROYAL BANK OF CANADA, and
                  BANCAMERICA SECURITIES, INC.
                      as Joint Arrangers

                  Dated as of June 16, 1997



                        CREDIT AGREEMENT


     This Credit Agreement, dated as of June 16, 1997, is among Northern Border Pipeline Company, a Texas general partnership, as Borrower (the "Borrower"), the Lenders (hereinafter defined), The First National Bank of Chicago, as Administrative Agent (in such capacity, the "Administrative Agent") , The First National Bank of Chicago, Royal Bank of Canada and Bank of America, as Syndication Agents (in such capacity "Syndication Agents") and collectively, with the Administrative Agent, (the "Agents") and First Chicago Capital Markets, Inc., Royal Bank of Canada and BancAmerica Securities, Inc., as Joint Arrangers (in such capacity, collectively the "Joint Arrangers"). The parties hereto agree as follows:

                           ARTICLE I

                          DEFINITIONS

     SECTION I.1.   Defined Terms.

     As used in this Agreement:

     "ABR" means a fluctuating rate of interest equal to the higher of (a) CBR and (b) the Federal Funds Effective Rate most recently determined by the Administrative Agent plus 1/2% per annum.

     "ABR Advance" means an Advance which bears interest at the ABR.

     "Absolute Rate" means, with respect to a Loan made by a particular Lender for the relevant Absolute Rate Interest Period, the rate of interest per annum (rounded to the nearest 1/100 of 1%) offered by such Lender and accepted by the Borrower pursuant to Section 2.3.6(b).

     "Absolute Rate Advance" means a borrowing hereunder consisting of the aggregate amount of the several Absolute Rate
Loans made by some or all of the Lenders to the Borrower at the same time and for the same Absolute Rate Interest Period.

     "Absolute Rate Auction" means a solicitation of Competitive
Bid Quotes setting forth Absolute Rates pursuant to Section 2.3.

     "Absolute Rate Interest Period" means, with respect to an Absolute Rate Advance or an Absolute Rate Loan, a period from seven up to 360 days commencing on a Business Day selected by the Borrower pursuant to this Agreement. If such Absolute Rate Interest Period would end on a day which is not a Business Day, such Absolute Rate Interest Period shall end on the next succeeding Business Day.

     "Absolute Rate Loan" means a Loan which bears interest at an Absolute Rate.

     "Accepting Lender" is defined in Section 2.23.

     "Acquisition" means any transaction, or any series of related transactions, consummated after the date of this Agreement, by which the Borrower or any of the Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority of the ownership of a Person.

     "Administrative Agent" means The First National Bank of
Chicago in its capacity as Administrative Agent or any successor thereto in such capacity.

     "Advance" means a borrowing hereunder consisting of the aggregate amount of the several Loans made by the Lenders to the Borrower on the same Borrowing Date, at the same Rate Option and for the same Interest Period, or a Swing Loan, as the case may be.

     "Affiliate" means a Person which, directly or indirectly, controls or is controlled by or under common control with any other Person. For purposes of this definition, the concept of "control", when used with respect to any specified Person, shall signify the possession of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise.

     "Agents" means collectively, the Administrative Agent and Syndication Agents in their capacity as Administrative Agent and Syndication Agents and not in their individual capacities as a Lender, and any successor Agents appointed pursuant to Article X.

     "Aggregate Commitment" means the aggregate of the Commitments of all the Lenders as reduced from time to time pursuant to the terms hereof.

     "Agreement" means this credit agreement, as it may be amended, modified or supplemented from time to time.

     "Applicable Margin" means the number of basis points per annum, which shall be subject to adjustment (upwards or downwards, as appropriate) based on the Leverage Ratio, in accordance with the table set forth below; provided, that notwithstanding the foregoing, so long as the Borrower's senior unsecured long term debt has a rating of at least A- by Standard & Poors Ratings Group or A3 by Moody's Investors Services, the Applicable Margin is 17.5 bps for purposes of determining the Eurodollar Rate and 30 bps for purposes of determining the Fixed CD Rate. The Leverage Ratio shall be determined from the then most recent annual or quarterly financial statements delivered by the Borrower pursuant to Sections 6.1.1(a) or 6.1.1(b) and any changes in the Applicable Margin shall become effective five days following the delivery of such financial statements. Until financial statements for the first fiscal quarter ending after the date hereof have been delivered, the Applicable Margin for purposes of determining the Eurodollar Rate shall be 21 basis points and for purposes of determining the Fixed CD Rate shall be
33.5 basis points based upon a Leverage Ratio of 43%. In the event that the Borrower shall at any time fail to furnish to the Lenders the financial statements required to be delivered pursuant to Section 6.1.1(a) or 6.1.1(b) by the time required pursuant to such Section, the maximum Applicable Margin as set forth in the table below shall apply until such time as such financial statements are so delivered.


                           Leverage     Leverage
                            Ratio        Ratio
                            <55%         >55%

            Eurodollar       21           22.5
            Rate +

            CD Base Rate     33.5         35
            +

     "Article" means an article of this Agreement unless another document is specifically referenced.

     "Assessment Rate" means, for any CD Interest Period, the net assessment rate per annum (rounded upwards, if necessary, to the next higher 1/100 of 1%) payable to the Federal Deposit Insurance Corporation (or any successor) for the insurance of domestic deposits of First Chicago during the calendar year in which the first day of such CD Interest Period falls, as estimated by First Chicago on the first day of the CD Interest Period.

     "Authorized Officer" means any of the President; Vice
President, Finance, or any vice president of the Operator, acting singly.

     "Authorized Representative" means any Authorized Officer, the Operator's Director, Finance or the Operator's Manager, Debt
& Investment.

     "Borrowing Date" means a date on which an Advance is made or to be made hereunder.

     "Borrowing Notice" is defined in Section 2.9.

     "Business Day" means (i) with respect to borrowing, payment or rate selection of Eurodollar Advances, a day other than Saturday or Sunday on which commercial banks are open for business in Chicago and New York and on which dealings in U.S. dollars are carried on in the London interbank market and (ii) for all other purposes, a day other than Saturday or Sunday on which commercial banks are open for business in Chicago and New York.

     "Capitalized Lease" of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

     "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

     "CBR" means the corporate base rate of interest announced by the Administrative Agent from time to time, changing when and as said corporate base rate changes.

     "CD Interest Period" means, with respect to a Fixed CD Rate Advance, a period of 30, 60, 90 or 180 days commencing on a Business Day selected by the Borrower pursuant to this Agreement. If such CD Interest Period would end on a day which is not a Business Day, such CD Interest Period shall end on the next succeeding Business Day.

     "CD Base Rate" means, relative to any Interest Period for CD Rate Loans, the rate of interest determined by the Administrative Agent to be the arithmetic average (rounded upwards, if necessary, to the nearest 1/100th of 1%) of the prevailing rates per annum bid at 10:00 a.m., Chicago time (or as soon thereafter as practicable), on the first day of such Interest Period by two or more certificate of deposit dealers of recognized standing for the purchase at face value from each Reference Lender of its certificates of deposit in an amount approximately equal to the CD Rate Loan being made or maintained by each such Reference Lender to which such Interest Period applies and having a maturity approximately equal to such Interest Period.

     "Change" is defined in Section 3.2.

     "Closing Date" means the date the conditions of Section 4.1 are satisfied.

     "Commitment" means, for each Lender, the obligation of such Lender to make Facility A Loans and Facility B Loans not exceeding the amount set forth opposite its signature below or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof.

     "Competitive Bid Advance" means a borrowing hereunder consisting of the aggregate amount of the several Competitive Bid
Loans made by some or all of the Lenders to the Borrower at the same time, at the same interest basis, for the same Interest
Period and under the same Facility.

     "Competitive Bid Borrowing Notice" is defined in Section
2.3.6.

     "Competitive Bid Loan" means a Eurodollar Bid Rate Loan or an Absolute Rate Loan, as the case may be made pursuant to
Section 2.3.

     "Competitive Bid Margin" means the margin above or below the applicable Eurodollar Rate offered for a Eurodollar Loan, expressed as a percentage (rounded to the nearest 1/100 of 1%) to be added or subtracted from such Eurodollar Rate.

     "Competitive Bid Note" means a promissory note in substantially the form of Exhibit "A-2" hereto, with appropriate insertions, duly executed and delivered to the Administrative Agent by the Borrower for the account of a Lender and payable to the order of such Lender, including any amendment, modification, renewal or replacement of such promissory note.

     "Competitive Bid Quote" means a Competitive Bid Quote substantially in the form of Exhibit "C" hereto completed and delivered by a Lender to the Administrative Agent in accordance with Section 2.3.4.

     "Competitive Bid Quote Request" means a Competitive Bid
Quote Request substantially in the form of Exhibit "E" hereto completed and delivered by the Borrower to the Administrative
Agent in accordance with Section 2.3.2.

     "Compliance Certificate" is defined in Section 6.1.1(c).

     "Consolidated Net Worth" means at any date the Partners'
Capital of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP as of such date.

     "Conversion Date" means the date on which the applicable conditions precedent to conversion of the outstanding Facility B
Advances as set forth in Section 4.3 are satisfied.

     "Declining Lender" is defined in Section 2.23.

     "Default" means an event or circumstance which with notice, or lapse of time, or both, will constitute an Event of Default.

     "Dollars" and "$" each mean lawful money of the United
States.

     "Environmental Laws" means any and all present Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, consent decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of hazardous materials into the environment, including, without limitation, ambient air, soil, surface water, groundwater, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous materials. Without limiting the foregoing, Environmental Laws shall include, but not be limited to, the Comprehensive Environmental Response, Compensation and Liability
Act, 42 U.S.C. Section 9601 et seq., as amended, the Solid Waste Disposal Act, 42 U.S.C. Section 6901 et seq., as amended, the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., as amended, the Clean Air Act, 42 U.S.C. Section 7401 et seq., as amended, the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Emergency Planning and Community Right-to-Know-Act, 42 U.S.C. Section 11001 et seq., the Natural Gas Pipeline Safety Act, 49 App. U.S.C. Section 1671 et seq., the Liquid Pipeline Safety Act, 40 U.S.C. Sections 1811, 2001 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., the Hazardous Materials Transportation Act, 49 U.S.
Section 1801 et seq., any analogous, foreign, state, and local laws, and any rules or regulations promulgated thereunder.

     "ERISA" means the Employee Retirement Income Security Act of
1974, as amended from time to time, and any rule or regulation issued thereunder.

     "ERISA Affiliate" means each Person (as defined in Section
3(a) of ERISA) which together with the Borrower would be deemed to be a member of the same "controlled group" within the meaning of Section 414(b) and (c) of the Internal Revenue Code.

     "Eurodollar Advance" means an Advance which bears interest at the Eurodollar Rate.

     "Eurodollar Auction" means a solicitation of Competitive Bid
Quotes priced at a margin above or below the Eurodollar Rate pursuant to Section 2.3.2.

     "Eurodollar Base Rate" means, with respect to any Eurodollar Interest Period for any Eurodollar Loan, the rate per annum equal to the average of the offered quotations appearing on Telerate Page 3750 (or if such Telerate Page shall not be available, any successor or similar service as may be selected by the Administrative Agent and the Borrower) as of 11:00 a.m., London time, (or as soon thereafter as practicable) on the day two Business Days prior to the first day of such Eurodollar Interest Period for dollar deposits having a term comparable to such Eurodollar Interest Period. If none of such Telerate Page 3750 nor any successor or similar service is available, then the "Eurodollar Base Rate" shall mean, with respect to any Eurodollar Interest Period for any applicable Eurodollar Loan, the rate per annum determined by the Administrative Agent to be the average of the rates quoted by the Reference Lenders at approximately 11:00 a.m., London time, (or as soon thereafter as practicable) on the day two Business Days prior to the first day of such Eurodollar Interest Period for the offering by such Reference Lenders to leading banks in the interbank market of U.S. dollar deposits having a term comparable to such Eurodollar Interest Period and in an amount comparable to the principal amount of the Eurodollar Loan of such respective Reference Lender to which such Eurodollar Interest Period relates. If any Reference Lender does not furnish a timely quotation, the Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Lender or Lenders. Each determination of the Eurodollar Base Rate shall be conclusive and binding, absent manifest error.

     "Eurodollar Bid Rate" means, with respect to a Competitive Bid Loan made by a given Lender for the relevant Eurodollar Interest Period, the sum of (i) the Eurodollar Base Rate and (ii) the Competitive Bid Margin offered by such Lender and accepted by the Borrower pursuant to Section 2.3.6.

     "Eurodollar Bid Rate Advance" means a Competitive Bid
Advance which bears interest at a Eurodollar Bid Rate.

     "Eurodollar Bid Rate Loan" means a Competitive Bid Loan which bears interest at a Eurodollar Bid Rate.

     "Eurodollar Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three, six or if available from all Lenders twelve months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Eurodollar Interest Period shall end on the day in the succeeding calendar month which corresponds numerically to the beginning day of such Eurodollar Interest Period, provided, however, that if there is no such numerically corresponding day in such succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such succeeding month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new month, such Eurodollar Interest Period shall end on the immediately preceding Business Day.

     "Eurodollar Loan" means a Loan which bears interest at the Eurodollar Rate.

     "Eurodollar Rate" means, with respect to a Eurodollar Advance or a Eurodollar Loan for the relevant Eurodollar Interest Period the sum of (i) the Eurodollar Base Rate applicable to such Eurodollar Interest Period plus (ii) the Applicable Margin. The Eurodollar Rate shall be rounded, if necessary, to the next higher 1/100th of 1%.

     "Event of Default" means an event described in Article VII.

     "Expansion and Extension" means the expansion and extension of the Borrower's pipeline and related facilities (as described in the Borrower's FERC filings relating thereto).

     "Facility" means Facility A or Facility B, as the case may be.

     "Facility A" means the revolving credit facility made available to the Borrower pursuant to Section 2.1.

     "Facility A Advance" means an Advance consisting of Facility
A Loans pursuant to Section 2.1.1 or a Swing Loan pursuant to
Section 2.1.3.

     "Facility A Aggregate Commitment" means $200,000,000 as reduced from time to time pursuant to the terms hereof.

     "Facility A Commitment" means, for each Lender, the obligation of such Lender to make Facility A Loans ratably in proportion to the ratio that its Commitment bears to the Aggregate Commitment or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to
Section 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof.

     "Facility A Competitive Bid Advance" means a Competitive Bid
Advance under Facility A.

     "Facility A Loan" means a Loan under Facility A.

     "Facility A Termination Date" means the date five years from the Closing Date, however the Borrower shall have the option to extend such date pursuant to Section 2.23.

     "Facility B" means the facility made available to the Borrower pursuant to Section 2.2.

     "Facility B Advance" means an Advance pursuant to Section
2.2.1.

     "Facility B Aggregate Commitment" means $550,000,000 as reduced from time to time pursuant to the terms hereof.

     "Facility B Commitment" means, for each Lender, the obligation of such Lender to make Facility B Loans ratably in proportion to the ratio that its Commitment bears to the Aggregate Commitment or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to
Section 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof.

     "Facility B Competitive Bid Advance" means a Competitive Bid
Advance under Facility B.

     "Facility B Loan" means a Loan under Facility B.

     "Facility B Termination Date" means the date five years from the Closing Date if the Conversion Date occurs on or before the date three years from the Closing Date, otherwise it means the date which is three years from the Closing Date.

     "Facility Fee" means the number of basis points per annum, which shall be subject to adjustment (upwards or downwards, as appropriate) based on the Leverage Ratio, in accordance with the table set forth below, provided, that notwithstanding the foregoing, so long as the Borrower's senior unsecured long term debt has a rating of at least A- by Standard & Poors Ratings Group or at least A3 by Moody's Investors Services, respectively, the Facility Fee shall be 7.5 bps. The Leverage Ratio shall be determined from the then most recent annual or quarterly financial statements delivered by the Borrower, pursuant to Section 6.1.1(a) or 6.1.1(b) and any changes in the Facility Fee shall become effective five days following the delivery of such financial statements. Until financial statements for the first fiscal quarter ending after the date hereof have been delivered, the Facility Fee shall be 9 basis points based upon a Leverage Ratio of 43%. In the event that the Borrower shall at any time fail to furnish to the Lenders the financial statements required to be delivered pursuant to Section 6.1.1(a) or 6.1.1(b), the maximum Facility Fee as set forth in the table below shall apply until such time as such financial statements are so delivered.


                           LEVERAGE     LEVERAGE RATIO
                            RATIO        GREATER THAN
                           LESS THAN     OR EQUAL TO
                              55%            55%

            Facility Fee      9              15

     "Facility Note" means a promissory note in substantially the form of Exhibit "A-1" hereto, duly executed and delivered to the Administrative Agent by the Borrower and payable to the order of a Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.

     "Federal Funds Effective Rate" means, for any period a fluctuating rate of interest equal for each day during such period to (a) the weighted average of the rates on overnight Federal Funds transaction with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day by the Federal Reserve Bank of New York or (b) if such rate is not so published for any day the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by it.

     "FERC" means the Federal Energy Regulatory Commission and any successor agency or commission.

     "First Chicago" means The First National Bank of Chicago in its individual capacity, and its successors.

     "Fixed CD Rate" means with respect to a Fixed CD Rate Advance or a Fixed CD Loan for the relevant CD Interest Period, the sum of (i) the CD Base Rate applicable to such CD Interest Period plus (ii) the Applicable Margin. The Fixed CD Rate shall be rounded, if necessary, to the next higher 1/100 of 1%.

     "Fixed CD Rate Advance" means an Advance which bears interest at the Fixed CD Rate.

     "Fixed CD Rate Loan" means a Loan which bears interest at the Fixed CD Rate.

     "Fixed Rate" means the Fixed CD Rate, the Eurodollar Rate, the Absolute Rate or the Eurodollar Competitive Bid Rate. "Fixed
Rate Advance" and "Fixed Rate Loan" mean an Advance or a Loan, as the case may be, which bears interest at a Fixed Rate.

     "GAAP" means generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the most recent financial statements of the Borrower and its Subsidiaries delivered to the Lenders pursuant hereto.

     "Guaranty" means, with respect to any Person, (a) all indebtedness and other obligations, contingent or otherwise, of such Person under or in respect of any letter of credit issued for its own account, and (b) all indebtedness and other obligations of such Person under any agreement, undertaking or other arrangement by which such Person (i) assumes, guarantees, endorses (other than the endorsement of instruments for collection in the ordinary course of business), commits or agrees (whether or not such commitment or agreement is contingent or subject to the occurrence of a specified event or events) to purchase or otherwise acquire or provide funds for the payment of any obligation or liability of any other Person or (ii) agrees to maintain the net worth, working capital or any other financial condition of any other Person.

     "Hazardous Material" means (a) any "hazardous substance," as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and (b) any "hazardous waste," as defined by the Resource Conservation and Recovery Act, as amended and (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material waste or substance within the meaning of any applicable Environmental Law, all as amended or hereafter amended.

     "Indebtedness" of a Person means (i) obligations of such Person for borrowed money, (ii) obligations of such Person representing the deferred purchase price of property other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade, (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations of such Person which are evidenced by notes, acceptances, or other instruments,
(v) Capitalized Lease Obligations of such Person, (vi) obligations of such Person as lessee of any real or personal property (or any interest therein) which have not been or should not be, in accordance with GAAP, recorded as Capitalized Lease Obligations other than leases of property and equipment for annual rentals not in excess of $10,000,000 in the aggregate in any year, (vii) obligations for which such Person is obligated pursuant to a Guaranty and (viii) all Indebtedness of others secured by a lien on any asset of such person whether or not such Indebtedness is assumed by such person (except Indebtedness of others secured by Liens, neither assumed nor guaranteed by the Borrower nor on which it customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by the Borrower for substation, metering station, gathering line, transmission line, transportation line, distribution line or right of way purposes, and any Liens reserved in leases for rent and for compliance with the terms of the leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause (viii) does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by the Borrower).

     "Interest Period" means a CD Interest Period or a Eurodollar
Interest Period or an Absolute Rate Interest Period.

     "Investment" of a Person means any loan, advance (other than commission, relocation, travel and similar loans and/or advances to officers and employees made in the ordinary course of business), extension of credit (other than Guaranties, accounts receivable arising in the ordinary course of business on terms customary in the trade and prepayments made and production payments acquired in the ordinary course of business), or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

     "Invitation for Competitive Bid Quotes" means an Invitation for Competitive Bid Quotes substantially in the form of Exhibit
"F" hereto, completed and delivered by the Administrative Agent to the Lenders in accordance with Section 2.3.3.

     "Lenders" means the Lenders listed on the signature pages of this Agreement and their respective successors and assigns, including any Lenders that became parties hereto pursuant to
Section 12.3.

     "Lending Installation" means any office, branch, subsidiary or affiliate of a Lender.

     "Leverage Ratio" means the ratio, expressed as a percentage, of the Borrower's Indebtedness to the sum of the Borrower's
Indebtedness plus Consolidated Net Worth.

     "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, preference, priority, lien, claim, charge, encumbrance, title or other security agreement or any interest in Property to secure payment of a debt or performance of an obligation (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

     "Loan" means, with respect to a Lender, such Lender's portion of any Advance.

     "Loan Documents" means this Agreement and the Notes and the other relevant documents delivered by the Borrower pursuant to
Section 4.1 or 4.2 hereof.

     "Majority Lenders" means Lenders in the aggregate having at least 51% of the Aggregate Commitment, or if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 51% of the aggregate unpaid principal amount of the outstanding Advances.

     "Material Adverse Effect" means a material adverse effect on
(i) the business, Property, financial condition or operations of the Borrower and its Subsidiaries taken as a whole, or (ii) the ability of the Borrower to perform its obligations under any of the Loan Documents.

     "Negative Pledge" means, with respect to any Person, any agreement which prohibits or limits the creation by such Person of any Lien in, of or on any of the Property, assets or revenue of such Person.

     "Note" means a Facility Note, a Swing Line Note, or a
Competitive Bid Note.

     "Note Purchase Agreements" means the Note Purchase
Agreements dated as of July 15, 1992, each as amended by the Supplemental Agreement dated as of June 1, 1995 and the Letter
Amendment dated October 14, 1996 with Borrower as obligor.

     "Notice of Assignment" is defined in Section 12.3.2.

     "Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, all accrued and unpaid Facility
Fees and all other obligations of the Borrower to the Lenders or to any Lender or any Agent arising under any of the Loan
Documents.

     "Operating Agreement" means that certain Operating
Agreement, dated February 28, 1980, between the Borrower and the Operator, as heretofore amended, modified or supplemented and as such agreement may be further amended, modified or supplemented from time to time.

     "Operator" means the Person provided for in Section 8 of the Partnership Agreement, which, at the date of this Agreement, is Northern Plains Natural Gas Company, a Delaware corporation.

     "Participants" is defined in Section 12.2.1.

     "Partner" means any one of Northern Border Intermediate
Limited Partnership, TransCanada Border PipeLine Ltd., and
TransCan Northern Ltd., or any Person substituted for any thereof as a partner pursuant to Section 10 of the Partnership Agreement or which becomes a partner pursuant to Section 11 of the Partnership Agreement.

     "Partners' Capital" means, at any time, the amount reflected as "Partners' Capital" on a consolidated balance sheet of the Borrower and its Subsidiaries as at such time, prepared in accordance with GAAP.

     "Partnership Agreement" means that certain General Partnership Agreement relating to the formation of the Borrower effective as of March 9, 1978, as heretofore amended, modified and supplemented and as such agreement may be further amended, modified or supplemented from time to time hereafter to the extent, and in the manner, permitted by the terms of this Agreement.

     "Payment Date" means the last Business Day of each calendar quarter.

     "Permitted Liens" means (i) Liens in connection with workmen's compensation, unemployment insurance or other social security or old age pension obligations (excluding, in the case of the Borrower, obligations covered by ERISA), (ii) Liens securing the performance of bids, tender, contracts (other than for the repayment of borrowed money or for the deferred purchase price of Property or services), leases (other than leases which constitute Indebtedness), statutory obligations, surety and appeal bonds, Liens to secure progress or partial payments made to the Borrower and other Liens of like nature, in each case made in the ordinary course of business, (iii) legal or equitable encumbrances deemed to exist by reason of negative pledge covenants such as that made in Section 6.2.7 and other covenants or undertakings of like nature, (iv) Liens for taxes, assessments or governmental charges which are not yet due or which are being contested in good faith and by appropriate proceedings for which adequate reserves have been established, (v) legal or equitable encumbrances deemed to exist by reason of the existence of any litigation or other legal proceeding (excluding, in the case of the Borrower and the Partners, any attachment prior to judgment, judgment lien or attachment in aid of execution on a judgment),
(vi) mechanic's, workmen's, materialmen's construction or other like Liens arising in the ordinary course of business or incident to the construction or improvement of any Property in respect of obligations (A) which are not yet due or (B) which are being contested in good faith by appropriate proceedings, (vii) rights reserved to or vested in any municipality or governmental, statutory or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Property of the Borrower,
(viii) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any Property of the Borrower, or to use such Property in a manner which does not materially impair the use of such Property for the purposes for which it is held by the Borrower,
(ix) any obligations or duties affecting the Property of the Borrower to any municipality or governmental, statutory or public authority with respect to any franchise, grant, license or permit, (x) rights of a common owner of any interest in Property held by the Borrower as such common owner and tenants in common or through other common ownership and (xi) zoning, planning and environmental laws and ordinances and municipality regulations.

     "Person" means any corporation, natural person, limited liability company, firm, joint venture, partnership, trust, unincorporated organization, enterprise, government or any department or agency of any government.

     "Pipeline" means the Borrower's pipeline system and related facilities extending from a point near Port of Morgan, Montana, to a point near Harper, Iowa as it may be expanded and extended pursuant to the Expansion and Extension.

     "Plan" means any multiemployer or single-employer plan as defined in Section 4001 of ERISA which is maintained or contributed to, or at any time during the five calendar years preceding the date of this Agreement was maintained or contributed to, for employees of the Borrower or an ERISA
Affiliate.

     "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person, and includes, without limitation, stock, partnership and limited liability company interests owned or held in any other Person by such Person.

     "Rate Option" means a Eurodollar Rate, a Fixed CD Rate or an
ABR.

     "Reference Lenders" means each of the Agents.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member Lenders of the Federal Reserve System.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by Lenders for the purpose of purchasing or carrying margin stocks applicable to member Lenders of the Federal Reserve System.

     "Replacement Lender" is defined in Section 2.23.

     "Required Accounting Principles" means, as applied to any Person, the accounting rules and regulations, if any, at the time prescribed by the regulatory body or bodies under the jurisdiction of which such Person is at the time operating and, to the extent of matters not covered by such rules or regulations, generally accepted principles of accounting at the time prevailing for Persons engaged in businesses similar to that of such Person in the country in which such Person has its principal place of business.

     "Risk-Based Capital Guidelines" is defined in Section 3.2.

     "S&P" means Standard and Poor's Ratings Group and any successor thereto that is a nationally-recognized rating agency.

     "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

     "Senior Notes" means the Borrower's $250,000,000 Senior
Notes issued pursuant to the Note Purchase Agreements.

     "Service Agreement" means an agreement in substantially the form of the U.S. Shippers Service Agreement, and any other form of firm transportation agreement, included in the Tariff, entered into between the Borrower and a Shipper, as such agreements may be amended, modified or supplemented from time to time.

     "Shipper" means any Person who is, at the time of such characterization, a party to a Service Agreement with the Borrower for the transportation of gas through the Pipeline and shall include on the date hereof those Persons identified on Schedule "1-a" hereto.

     "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture, limited liability company or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a direct or indirect Subsidiary of the Borrower.

     "Support Agreements" means the Support Agreements listed in
Schedule 5 together with any other agreements entered into from time to time by or on behalf of any of the Shippers in support of its obligations under its Service Agreement.

     "Swing Loan" is defined in Section 2.1.3.

     "Swing Loan Sublimit" means an aggregate amount not to exceed on any date the amount of $15,000,000 (in minimum increments of $1,000,000) as such amount may be reduced from time to time pursuant to Section 2.1.3.

     "Swing Loan Note" means a promissory note in substantially the form of Exhibit "A-3" hereto, duly executed and delivered to the Administrative Agent by the Borrower and payable to the order of the Administrative Agent in the amount of the Swing Loan Sublimit, including any amendment, modification, renewal or replacement of such promissory note.

     "T-1R Shipper" means any Person who has, at the time of such characterization, obtained firm pipeline capacity on a release basis pursuant to Section 27.1 of the General Terms and Conditions of the Tariff and who has executed a T-1R Service Agreement with the Borrower for the transportation of gas through the Pipeline.

     "T-1R Service Agreement" means that form of Service
Agreement included in the Tariff entered into between the Borrower and a T-1R Shipper for certain firm gas transportation rights pursuant to the T-1R Rate Schedule, as such agreement may be amended, modified or supplemented from time to time.

     "Tariff" means the FERC gas tariff of the Borrower stating the terms and conditions applicable to the transportation of gas through the Pipeline, such terms and conditions consisting of the compilation on file with the FERC of the Borrower's Rate Schedules, General Terms and Conditions and related forms of Service Agreement (as each of such terms is defined in said Tariff), as amended and in effect from time to time.

     "Taxes" are defined in Section 2.21.

     "Transferee" is defined in Section 12.4.

     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.


                           ARTICLE II

                         THE FACILITIES

     SECTION II.1.  Facility A.

     SECTION II.1.1 Description of Facility A. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Facility A Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Facility A Commitment. Each Lender may, in its sole discretion, make bids to make Competitive Bid Loans to the Borrower under Facility A in accordance with Section 2.3; provided that in no event may the sum of the aggregate principal amount of all outstanding Facility A Advances plus all Facility A Competitive Bid Advances exceed the Facility A Aggregate Commitment.

     SECTION II.1.2 Availability of Facility A. Subject to the terms of this Agreement, Facility A is available to the Borrower from the date of this Agreement to the Facility A Termination Date, and subject to the other terms hereof the Borrower may borrow, repay and reborrow, under the Facility A at any time prior to the Facility A Termination Date.

     SECTION II.1.3 Swing Loan. Subject to the terms and conditions of this Agreement, the Borrower may request one or more loans from the Administrative Agent (each such loan, a "Swing Loan') from time to time for periods of up to 29 days on any Business Day during the period from the date hereof to the Facility A Termination Date, in an aggregate amount not to exceed the Swing Loan Sublimit; provided however, that, after giving effect to any borrowing of Swing Loans, the aggregate amount of all outstanding Facility A Advances plus the outstanding Facility A Competitive Bid Advances shall not at any time exceed the Facility A Aggregate Commitment. The Administrative Agent may, but shall have no obligation whatsoever to, make any Swing Loan. At the maturity of each applicable Swing Loan, each Lender will, at the Administrative Agent's request, reimburse the Administrative Agent for its pro rata share of such Swing Loans (such reimbursements to bear interest at ABR until paid or converted by the Borrower).

     SECTION II.1.4 Facility A Advances. Each Facility A Advance hereunder (other than any Swing Loans or any Facility A Competitive Bid Advances) shall consist of borrowings made from the several Lenders in accordance with their respective Facility A Commitments. The Facility A Advances (other than any Swing Loans and other than any Facility A Competitive Bid Advances) shall be evidenced by the Facility Notes. The Swing Loans shall be evidenced by the Swing Loan Note.

     SECTION II.2.  Facility B.

     SECTION II.2.1 Description of Facility B. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Facility B Commitment. Each Lender may, in its sole discretion, make bids to make Competitive Bid Loans to the Borrower under Facility B in accordance with Section 2.3; provided, that in no event may the sum of the aggregate principal amount of all outstanding Facility B Advances plus all Facility B Competitive Bid Advances exceed the Facility B Aggregate Commitment.

     SECTION II.2.2 Availability of Facility B. Subject to the terms of this Agreement, Facility B is available to the Borrower from the date of this Agreement to the Facility B Termination Date or the Conversion Date, whichever occurs first, and subject to the other terms hereof prior to such time the Borrower may borrow, repay and reborrow, under Facility B.

     SECTION II.2.3 Facility B Advances. Each Facility B Advance hereunder (other than Facility B Competitive Bid Advances) shall consist of borrowings made from the several Lenders in accordance with their respective Facility B Commitments. The Facility B Advances (other than any Facility B Competitive Bid Advances) shall be evidenced by the Facility Notes.

     SECTION II.3.  Competitive Bid Advances.

     SECTION II.3.1 Competitive Bid Option. Subject to the terms and conditions of this Agreement (including, without limitations, the limitations set forth in the last sentence of Section 2.1.1 and 2.2.1 as to the maximum aggregate principal amount of all outstanding Advances hereunder), the Borrower may as set forth in this Section 2.3, request the Lenders, prior to the Facility A Termination Date, the Facility B Termination Date or the Conversion Date, as applicable, to make offers to make Competitive Bid Advances to the Borrower under Facility A or Facility B, or both. Each Lender may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.3. Competitive Bid Advances shall be evidenced by the Competitive Bid Notes.

     SECTION II.3.2 Competitive Bid Quote Request. When the Borrower wishes to request offers to make Competitive Bid Loans under Section 2.3, it shall transmit to the Administrative Agent, by facsimile, a Competitive Bid Quote Request so as to be received no later than (i) 11:00 a.m. (Chicago time) at least four Business Days prior to the Borrowing Date proposed therein, in the case of a Eurodollar Auction or (ii) 11:00 a.m. (Chicago time) at least one Business Day prior to the Borrowing Date proposed therein, in the case of an Absolute Rate Auction specifying:

          (a) the proposed Borrowing Date, which shall be a Business Day, for the proposed Competitive Bid Advance;

          (b)  the aggregate principal amount of such Competitive
     Bid Advance;

          (c) whether the Competitive Bid Quotes requested are to set forth a Competitive Bid Margin or an Absolute Rate, or both;

          (d)  the Interest Period applicable thereto;

          (e) whether the Competitive Bid Advance is to be prepayable; and

          (f) whether the Competitive Bid Advance is being requested under Facility A or Facility B.

     The Borrower may request offers to make Competitive Bid Loans for more than one Interest Period, for a Eurodollar Auction and an Absolute Rate Auction and under Facility A or Facility B in a single Competitive Bid Quote Request. No Competitive Bid Quote Request shall be given within 3 Business Days (or upon reasonable prior notice to the Lenders, such other number of days as the Borrower and the Administrative Agent may agree) of any other Competitive Bid Quote Request. Each Competitive Bid Quote
Request shall be in a minimum amount of $5,000,000 (and in integral multiples of $1,000,000 in excess thereof). A Competitive Bid Quote Request that does not conform substantially to the format of Exhibit "E" hereto shall be rejected, and the Administrative Agent shall promptly notify the Borrower of such rejection by facsimile.

     SECTION II.3.3 Invitation for Competitive Bid Quotes. Promptly and in any event before noon (Chicago time) on the same Business Day of receipt of a Competitive Bid Quote Request that is not rejected pursuant to Section 2.3.2, the Administrative Agent shall send to each of the Lenders by facsimile an Invitation for Competitive Bid Quotes which shall constitute an invitation by the Borrower to each Lender to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with
Section 2.3.4.

     SECTION II.3.4 Submission and Contents of Competitive Bid Quotes. (i) Each Lender may, in its sole discretion, submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this Section 2.3.4 and must be submitted to the Administrative Agent by facsimile at its offices specified in or pursuant to Article XIII not later than (a) (I) 9:30 a.m. (Chicago time) in the case of First Chicago and (II) 9:45 a.m. (Chicago time) in the case of each other Lender, at least three Business Days prior to the proposed Borrowing Date, in the case of a Eurodollar Auction or (b) (I) 8:45 a.m. (Chicago time) in the case of First Chicago and (II) 9:00 a.m. (Chicago time) in the case of each other Lender on the proposed Borrowing Date, in the case of an Absolute Rate Auction (or, in either case upon reasonable prior notice to the Lenders, such other time and date as the Borrower and the Administrative Agent may agree, provided that First Chicago shall always be required to submit its Competitive Bid Quotes not less than fifteen minutes prior to the other Lenders). Subject to Article IV, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Borrower.

     (ii) Each Competitive Bid Quote shall in any case specify:

          (a) the proposed Borrowing Date and whether such Competitive Bid Quote is under Facility A or Facility B, which shall be the same as that set forth in the applicable
     Invitation for Competitive Bid Quotes;

          (b) the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (1) may be greater than, less than or equal to the Commitment of the quoting Lender, (2) must be at least $5,000,000 and an integral multiple of $1,000,000, and (3) may not exceed the principal amount of Competitive Bid Advances for which offers were requested;

          (c) in the case of a Eurodollar Auction, the Competitive Bid Margin offered for each such Competitive Bid
     Loan;

          (d) the minimum or maximum amount, if any, of any Competitive Bid Loan which may be accepted by the Borrower and/or the limit, if any, as to the aggregate principal amount of Competitive Bid Loans from such Lender which may be accepted by the Borrower;

          (e) in the case of an Absolute Rate Auction, the Absolute Rate offered for each such Competitive Bid Loan;

          (f)  the applicable Interest Period; and

          (g)  the identity of the quoting Lender.

     (iii)     The Administrative Agent shall reject any
Competitive Bid Quote that:

          (a) is not substantially in the form of Exhibit "G" hereto or does not specify all of the information required by Section 2.3.4(ii);

          (b) contains qualifying, conditional or similar language, other than any such language contained in Exhibit
     "G" hereto;

          (c) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid
     Quotes; or

          (d)   arrives after the time set forth in Section
     2.3.4(i).

     If any Competitive Bid Quote shall be rejected pursuant to this Section 2.3.4(iii), then the Administrative Agent shall notify the relevant Lender of such rejection as soon as practical.

     SECTION II.3.5 Notice to the Borrower. The Administrative Agent shall promptly notify the Borrower of the terms (i) of any Competitive Bid Quote submitted by a Lender that is in accordance with Section 2.3.4 and (ii) of any Competitive Bid Quote that is in accordance with Section 2.3.4 and amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Administrative Agent unless such subsequent Competitive Bid Quote specifically states that it is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Administrative Agent's notice to the Borrower shall specify the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request and the respective principal amounts and Competitive Bid Margins or Absolute Rates, as the case may be, so offered.

     SECTION II.3.6 Acceptance and Notice by the Borrower. Subject to the receipt of the notice from the Administrative Agent referred to in Section 2.3.5, not later than (i) 10:45 a.m. (Chicago time) at least three Business Days prior to the proposed Borrowing Date, in the case of a Eurodollar Auction or (ii) 10:00 a.m. (Chicago time) on the proposed Borrowing Date, in the case of an Absolute Rate Auction, the Borrower shall notify the Administrative Agent of its acceptance or rejection of the offers so notified to it pursuant to Section 2.3.5; provided, however, that the failure by the Borrower to give such notice to the Administrative Agent shall be deemed to be a rejection of all such offers. In the case of acceptance, such notice (a "Competitive Bid Borrowing Notice") shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept or reject any Competitive Bid Quote in whole or in part (subject to the terms of Section 2.3.4(ii)(d)); provided that:

          (a)  the aggregate principal amount of each Competitive
     Bid Advance may not exceed the applicable amount set forth in the related Competitive Bid Quote Request;

          (b)  acceptance of offers for any Competitive Bid
     Advance with otherwise identical terms may only be made on the basis of ascending Competitive Bid Margins or Absolute
     Rates, as the case may be;

          (c) the Borrower may not accept any offer of the type described in Section 2.3.4(iii) or that otherwise fails to comply with the requirements of this Agreement for the purpose of obtaining a Competitive Bid Loan under this Agreement; and

          (d) after giving effect to such Competitive Bid Advance, the aggregate principal amount of all outstanding Advances shall not exceed the Aggregate Commitment and the requirements of the provisos of the last sentences of Sections 2.1.1 and 2.2.1 shall be satisfied.

     SECTION II.3.7 Allocation by the Administrative Agent. If offers are made by two or more Lenders with the same Competitive Bid Margins or Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are permitted to be accepted for the related Interest Period under Facility A or Facility B, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Lenders as nearly as possible (in such multiples, not greater than $500,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amount of such offers; provided, however, that no Lender shall be allocated a portion of any Competitive Bid Advance which is less than the minimum amount which such Lender has indicated that it is willing to accept. Allocations by the Administrative Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error. The Administrative Agent shall promptly, but in any event on the same Business Day in the case of Eurodollar Bid Rate Advances, and by 11:00 a.m. (Chicago time) in the case of Absolute Rate Advances, notify each Lender of its receipt of a Competitive Bid Borrowing Notice and the aggregate principal amount of such Competitive Bid Advance allocated to each participating Lender.

     SECTION II.3.8 Administration Fees. The Borrower hereby agrees to pay to the Administrative Agent for its sole account administration fees for Competitive Bid Quote Requests in such amounts as heretofore agreed upon by the Borrower in writing.

     SECTION II.4. Types of Advances. The Facility A Advances and the Facility B Advances may be ABR Advances or Eurodollar
Advances, or a combination thereof, selected by the Borrower in accordance with the terms hereof.

     SECTION II.5. Facility Fees. The Borrower will pay the Facility Fee on the average daily amount of the Aggregate Commitment, regardless of usage, payable quarterly in arrears on each Payment Date and on the date on which both the Facility A Aggregate Commitment and the Facility B Aggregate Commitment have terminated to the Administrative Agent for the ratable benefit of the Lenders (including the Administrative Agent) from the date of execution of this Agreement until termination of both the Facility A Aggregate Commitment and the Facility B Aggregate Commitment.

     SECTION II.6. Reduction or Cancellation. The Borrower may at any time after the date hereof cancel either the Facility A Aggregate Commitment or (prior to the Conversion Date) the Facility B Aggregate Commitment, in whole, or reduce either of them with a corresponding reduction in the Aggregate Commitment, in a minimum amount of $10,000,000 (and in integral multiples of $5,000,000) ratably among the Lenders upon at least five (5) Business Days' prior written notice to the Administrative Agent, which notice shall specify the amount of such reduction and whether and to what extent such reduction shall apply to the Facility A Aggregate Commitment or the Facility B Aggregate Commitment, or either of them; provided, however, no such notice of cancellation shall be effective to the extent that it would
(i) reduce the Facility A Aggregate Commitment to an amount which would be less than the sum of the outstanding principal amount of the Facility A Advances plus the Facility A Competitive Bid Advances or (ii) reduce the Facility B Aggregate Commitment to an amount which would be less than the sum of the outstanding principal amount of the Facility B Advances plus the Facility B Competitive Bid Advances. Any notice of cancellation given pursuant to this Section 2.6 shall be irrevocable and permanent and shall specify the date upon which such cancellation is to take effect. The Administrative Agent shall promptly notify each Lender of its receipt of notice from the Borrower electing to cancel all or reduce a portion of the Aggregate Commitment. Each reduction of the Facility A Aggregate Commitment or the Facility B Aggregate Commitment shall cancel each Lender's Commitment ratably in proportion to the ratio that such Lender's Commitment bears to the Aggregate Commitment.

     SECTION II.7. Method of Borrowing. Not later than 1:00 p.m. Chicago time on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available in Chicago, to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Borrower's account number 3901-8523 at Citibank, N.A., New York, NY, ABA number 021-0000-89. Notwithstanding the foregoing provisions of this Section 2.7, to the extent that a Loan made by a Lender matures on the Borrowing Date of a requested Loan, such Lender shall apply the proceeds of the Loan it is then making to the repayment of the maturing Loan.

     SECTION II.8. Method of Borrowing Swing Loan. The Borrower shall deliver a written request to the Administrative Agent, which must be received by the Administrative Agent at or prior to 12:00 Noon (Chicago time) on the requested Borrowing Date, specifying: (1) the amount of the Borrowing, which shall be in an aggregate minimum amount of $1,000,000 or any multiple of $1,000,000; (2) the requested Borrowing Date, which shall be a Business Day and (3) the Borrower's Rate Option, which can be either (i) ABR or (ii) a mutually agreed upon money market rate. The Administrative Agent shall notify the Borrower by 2:00 p.m. (Chicago time) whether it will make such Swing Loan. If the Administrative Agent does not so notify the Borrower, the Administrative Agent shall be deemed to have declined to make such Swing Loan.

     SECTION II.9. Method of Selecting Rate Options and Interest Periods. The Borrower shall select the Rate Option and Interest Period applicable to each Advance from time to time. The Borrower shall give the Administrative Agent irrevocable notice (a "Borrowing Notice") not later than 11:00 a.m. Chicago time on the Borrowing Date of each ABR Advance, one Business Day before the Borrowing Date of each Fixed CD Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying: (a) the Borrowing Date, which shall be a Business Day, of such Advance, (b) the aggregate amount of such Advance, (c) the Rate Option selected for such Advance, and
(d) in the case of each Fixed Rate Advance, the Interest Period applicable thereto. Each Fixed Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Fixed Rate Advance.

     SECTION II.10. Minimum Amount of Each Advance. Each Fixed Rate Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), and each ABR Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000), provided, however, that any ABR Advance may be in the amount of the unused Facility A Aggregate Commitment or Facility B Aggregate Commitment.

     SECTION II.11. Rate after Maturity. Any applicable Advance not paid at maturity thereof, whether by acceleration or otherwise, shall bear interest until paid in full at a rate per annum equal to the ABR, plus 2% per annum.

     SECTION II.12. Method of Payment. All payments of principal, interest, and fees hereunder shall be made in immediately available funds by noon (Chicago time) on the date when due and shall be made ratably (except for Swing Loans and Competitive Bid Loans) among the Lenders, to the Administrative Agent at the Administrative Agent's address specified pursuant to
Article XIII or at any other Lending Installation in the U.S. of the Administrative Agent specified in writing by the Administrative Agent to the Borrower. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds which the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.

     SECTION II.13. Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note; provided, however, that the failure to so record shall not affect the Borrower's obligations under such Note. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend Advances and effect Rate Option selections based on telephonic notices made by any person or persons, the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation of each telephonic notice signed by an Authorized Representative. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

     SECTION II.14. Interest Payment Dates; Interest Basis. Interest accrued on each Fixed Rate Advance shall be payable on the last day of its applicable Interest Period and on any date on which the Advance is prepaid, whether due to acceleration or otherwise. Interest accrued on each Fixed Rate Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on each ABR Advance shall be payable on each Payment Date, on the date such ABR Advance is paid or converted into a Fixed Rate Advance and on the Commitment Termination Date. Interest on all Eurodollar Rate Loans and Fixed CD Rate Loans and fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on ABR Loans shall be calculated for actual days elapsed on the basis of a 365, or when appropriate 366, day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (Chicago time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

     SECTION II.15. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice and prepayment notice received by it hereunder. The Administrative Agent will notify each Lender and the Borrower of the interest rate applicable to each Fixed Rate Advance promptly upon determination of such interest rate and will give each Lender and the Borrower prompt notice of each change. Each Reference Lender agrees to furnish timely information for the purpose of determining the Eurodollar Rate or the Fixed CD Rate, as applicable.

     SECTION II.16. Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time; provided, that no Lender shall select a Lending Installation that shall impose any additional material cost on the Borrower. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or facsimile notice to the Administrative Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

     SECTION II.17. Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the federal funds rate for such day (as determined by the Administrative Agent) or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Advance. If any Lender fails to make its scheduled payment, the Administrative Agent agrees to provide the Borrower with reasonable assistance in locating a Lender (reasonably acceptable to the Administrative Agent) which will agree to assume the Commitment of the defaulting Lender under this Agreement.

     SECTION II.18. Voluntary Prepayments. Advances bearing interest based at the ABR Rate may be prepaid at any time without penalty on one Business Day's prior written notice in a minimum amount of $5,000,000. Advances bearing interest based on the Eurodollar Rate or Fixed CD Rate may be paid prior to the last day of the applicable Interest Period upon three Business Days' prior written notice, subject to customary breakage indemnifications, in a minimum amount of $5,000,000. Competitive Bid Loans may not be prepaid without the consent of the applicable Lender. The Borrower shall compensate the Lenders for any funding losses and loss of profits incurred as a result of any prepayment of an Advance bearing interest based on the Eurodollar Rate, Fixed CD Rate, Eurodollar Bid Rate or Absolute Rate, unless Borrower and Lender previously agreed that Loan would be prepayable without such compensation, prior to the last day of the applicable Interest Period as provided in Section 3.4.

     SECTION II.19. Conversion and Continuation of Outstanding Advances. ABR Advances shall continue as ABR Advances unless and until paid or converted into Fixed Rate Advances. Each Fixed Rate Advance shall continue as a Fixed Rate Advance of the same type until the end of the then applicable Interest Period therefor, at which time such Fixed Rate Advance shall be automatically converted into an ABR Advance unless the Borrower shall have given the Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Fixed Rate Advance either continue as a Fixed Rate Advance of a type specified for the same or another Interest Period or be converted into an ABR Advance. Subject to the terms of Section 2.10, the Borrower may elect from time to time to convert all or any part of an Advance of any type into another type of Advance; provided that any conversion of any Fixed Rate Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The Borrower shall give the Administrative Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of an Advance or continuation of a Fixed Rate Advance not later than 11:00 a.m. (Chicago time) the Business Day, in the case of a conversion into an ABR Advance, at least one Business Day, in the case of a conversion into a Fixed CD Rate Advance or three Business Days, in the case of a conversion into or continuation of a Eurodollar Advance, prior to the date of the requested conversion or continuation, specifying: (i) the requested date which shall be a Business Day, of such conversion or continuation; (ii) the aggregate amount and type of the Advance which is to be converted or continued; and (iii) the amount and type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Advance or Fixed CD Rate Advance, the duration of the Interest Period applicable thereto.

     SECTION II.20. Rates. The Borrower may elect that Facility A Advances and Facility B Advances accrue interest at a rate per annum: (i) on that portion maintained from time to time as an ABR Advance, equal to the ABR from time to time in effect; (ii) on that portion maintained as a CD Rate Advance, during each Interest Period applicable thereto, equal to the Fixed CD Rate for such Interest Period; and (iii) on that portion maintained as a Eurodollar Advance, during each Interest Period applicable thereto, equal to the Eurodollar Rate for such Interest Period.

     SECTION II.21. Withholding Tax Exemption. Subject to the other provisions of this Section 2.21, all payments by the Borrower in respect of principal, interest, fees and other amounts due hereunder or under the Notes shall be made, free and clear of and without deduction for any and all present and future taxes, levies, imposts, deductions, charges, withholdings, and all liabilities with respect thereto, excluding income and franchise and ad valorem taxes of, in the case of each Lender and the Agents, of the jurisdiction under the laws of which such Lender or the Agents (as the case may be) is organized and, in the case of each Lender, of the jurisdiction of such Lender's Lending Installation and any political subdivision or taxing authority of either thereof or therein (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender (or Lending Installation) that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender (or Lending Installation) is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender (or Lending Installation) which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Borrower and the Administrative Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Administrative Agent, in each case certifying that such Lender (or Lending Installation) is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender (or Lending Installation) from duly completing and delivering any such form with respect to it and such Lender (or Lending Installation) advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, in which case such Lender shall deliver to the Borrower and Administrative Agent the required number of any form or certificate it is eligible to provide to reduce the amount of such withholding or deduction. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) represents and warrants to the Borrower and to the Administrative Agent that on the date hereof such Lender (i) is engaged in the active conduct of a trade or business in the United States and that it will make its Loans through a branch or office located in the United States (or otherwise is entitled to deliver accurate and complete signed copies of Internal Revenue Service Form 4224), or (ii) is exempt from U.S. withholding taxes with respect to payments to be made to such Lender hereunder in accordance with current U.S. Federal income tax law and the current provisions of a tax treaty to which the United States is a party. If such representation and warranty shall prove to be untrue as to any Lender or withholding taxes otherwise become applicable otherwise than as a result of a change in a treaty, law or regulation, the Borrower shall not be obligated to reimburse such Lender under this Section 2.21 with respect to such withholding tax on interest, and, to the extent, if any, that such Lender shall have received such reimbursement, it shall repay the amount thereof to the Borrower or the Administrative Agent, as applicable. If any Lender receives a refund of or a credit for Taxes for which the Borrower has paid or reimbursed such Lender pursuant to this Section 2.21, such Lender shall pay to the Borrower the amount of such refund or credit.

     Any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses) which are not paid by the Borrower pursuant to and as required by this Section 2.21 shall be paid by the Lender which received the principal, interest or fees in respect of which such Taxes or related liabilities are payable. Any and all present or future Taxes which are required by law to be deducted or withheld from or in respect of any sum payable hereunder to any Lender and which are not paid by the Borrower pursuant to and as required by this Section 2.21 will be deducted or withheld by the Administrative Agent without any increase in the sum payable. Each Lender agrees to indemnify each Agent and hold each Agent harmless for the full amount of any and all present or future taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to such Agent under this
Section 2.21) which are imposed on or with respect to principal, interest, or fees payable to such Lender hereunder and which are not paid by the Borrower pursuant to this Section 2.21, whether or not such taxes or related liabilities were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date such Agent makes written demand therefor.

     If any Taxes specified in this Section 2.21 are asserted to be due from any Lender or Agent, such Lender or Agent will notify the Borrower (with a copy to the Administrative Agent) of such claim. Such Lender or Agent, as the case may be, may pay such asserted taxes, and the Borrower will indemnify such Lender or Agent for such payments, together with any interest, penalties and expenses in connection therewith, with interest thereon at the rate specified in Section 2.11 (calculated as if such payments constituted overdue amounts as of the date of making such payments), unless within 10 days after its receipt of such notification, the Borrower pays such asserted Taxes (and supplies such Lender or Administrative Agent with evidence of such payment) or (i) the Borrower notifies such Lender or Administrative Agent that the Borrower intends to contest in good faith and by appropriate proceedings the claim for such taxes asserted against such Lender or Agent, (ii) counsel for such Lender or Agent advises such Lender or Agent that it may withhold such payment without incurring thereby any additional legal liability (other than an obligation to pay interest thereon) and
(iii) the Borrower indemnifies such Lender or Agent for any additional interest, payment, expenses or liabilities incurred by reason of its failure to make such payment when originally asserted.

     Without prejudice to the survival or termination of any other agreement of the Borrower hereunder, the agreements of the Borrower contained in this Section 2.21 shall survive the payment in full of the Notes.

     SECTION II.22. Agent's Fees. In order to compensate First Chicago for the cost and expense of acting as Administrative Agent under this Agreement, the Borrower hereby agrees to pay to First Chicago the fees agreed to between the Borrower and First Chicago with respect to its activities in administering this Agreement.

     SECTION II.23. Extension of Facility A Termination Date. Subject to the other provisions of this Agreement, the Facility A Aggregate Commitment shall be effective for an initial period from the Closing Date to the Facility A Termination Date; provided that so long as no Default or Event of Default shall have occurred and be continuing the Facility A Termination Date, and concomitantly the Facility A Aggregate Commitment, may, subject to the other provisions of this Agreement, be extended for successive one year periods expiring on the date which is one
(1) year from the then scheduled Facility A Termination Date. In order to request such extension, the Borrower will deliver written notice delivered to the Administrative Agent not more than one hundred fifty (150) days nor less than one hundred five
(105) days prior to the anniversary date immediately preceding the then Facility A Termination Date that the Facility A Termination Date be extended for one year from the then scheduled Facility A Termination Date. The Administrative Agent shall then promptly notify each Lender of such request, and each Lender shall notify the Administrative Agent in writing no later than forty-five (45) days after receipt by the Lenders of the relevant request for an extension from the Borrower, pursuant to this
Section 2.23 whether such Lender, in the exercise of its sole discretion, will extend the Facility A Termination Date for such one year period. Any Lender which shall not timely notify the Administrative Agent whether it will extend the Facility A Termination Date shall be deemed to not have agreed to extend the Facility A Termination Date. No Lender shall have any obligation whatsoever to agree to extend the Facility A Termination Date. Any agreement to extend the Facility A Termination Date by any Lender shall be irrevocable, except as provided in
Section 2.23(b)(iii).

          (a) If all the Lenders notify the Administrative Agent pursuant to the foregoing provisions of this Section 2.23 of their agreement to extend the Facility A Termination Date (such Lenders agreeing to extend the Facility A Termination Date herein called the "Accepting Lenders"), then the Administrative Agent shall so notify each Lender and the Borrower, and such extension shall be effective without other or further action by any party hereto for such additional one year period.

          (b) If Lenders constituting at least the Majority Lenders approve the extension of the then scheduled Facility A Termination Date and if one or more of the Lenders shall notify, or be deemed to notify, the Administrative Agent pursuant to the foregoing provisions of this Section 2.23 that they will not extend the then scheduled Facility A Termination Date (such Lenders herein called the "Declining Lenders"), then (A) the Administrative Agent shall promptly so notify the Borrower and the Accepting Lenders, (B) the Accepting Lenders shall, upon the Borrower's election to extend the then scheduled Facility A Termination Date in accordance with clause (i) or (ii) below, extend the then scheduled Facility A Termination Date and (C) the Borrower shall pursuant to a notice delivered to the Administrative Agent, the Accepting Lenders and the Declining Lenders, no later than the tenth day following the date by which each Lender is required, pursuant to Section 2.23(b)(i), to approve or disapprove the requested extension of the Facility A Aggregate Commitment, either:

     (i) elect to extend the Facility A Termination Date with respect to the Accepting Lenders and direct the Declining Lenders to terminate their Facility A Commitments, which termination shall become effective on the date which would have been the Facility A Termination Date except for the operation of this
          Section 2.23. On such date, (x) the Borrower shall deliver a notice of the effectiveness of such termination to the Declining Lenders with a copy to the Administrative Agent and (y) the Borrower shall pay in full in immediately available funds all Obligations of the Borrower owing to the Declining Lenders and (z) upon the occurrence of the events set forth in clauses
          (x) and (y), the Declining Lenders shall each cease to be a Lender hereunder for all purposes, and shall no longer have any obligations hereunder; however, such Person shall be obligated to make or entitled to receive payments pursuant to Article III, Section 2.21 and Section 9.7 and to the Agents pursuant to Section
          10.3 (but only to the extent the event giving rise to such payment occurred prior to the time at which the events set forth in clauses (x) and (y) shall have occurred) as if it were a Lender and the Administrative Agent shall promptly notify the Accepting Lenders and the Borrower of the new Facility A Aggregate Commitment; or

     (ii) elect to extend the Facility A Termination Date with respect to the Accepting Lenders and, prior to or no later than the then scheduled Facility A Termination Date, (A) to replace one or more of the Declining Lender or Declining Lenders with another lender or lenders reasonably acceptable to the Administrative Agent (such lenders herein called the "Replacement Lenders") and (B) the Borrower shall pay in full in immediately available funds all Obligations of the Borrower owing to the Declining Lenders which are not being replaced, as provided in clause (i) above; provided that (x) the Replacement Lender or Replacement Lenders shall purchase, and the Declining Lender or Declining Lenders shall sell, the Notes of the Declining Lender or Declining Lenders being replaced and the Declining Lender's or Declining Lenders' rights hereunder without recourse or expense to, or warranty (except warranty of ownership which is free and clear of any adverse claims) by, such Declining Lender or Declining Lenders being replaced for a purchase price equal to the aggregate outstanding principal amount of the Note or Notes payable to such Declining Lender or Declining Lenders plus any accrued but unpaid interest on such Note or Notes and accrued but unpaid fees in respect of such Declining Lender's or Declining Lenders' Loans and Facility A Commitments hereunder, and (y) all obligations of the Borrower owing under or in connection with this Agreement with respect to Facility A to the Declining Lender or Declining Lenders being replaced (including, without limitation, such increased costs, breakage fees payable under
          Article III and all other costs and expenses payable to each such Declining Lender) shall be paid in full in immediately available funds to such Declining Lender or Declining Lenders concurrently with such replacement, and (z) upon the payment of such amounts referred to in clauses (x) and (y), the Replacement Lender or Replacement Lenders shall each constitute a Lender hereunder and the Declining Lender or Declining Lenders being so replaced shall no longer constitute a Lender and shall no longer have any obligations hereunder; however, such Person shall be obligated to make or entitled to receive payments pursuant to Article III,
          Section 2.21 and Section 9.7, and to the Agents pursuant to Section 10.3 (but only to the extent the event giving rise to such payment occurred prior to the time at which the events set forth in clauses (x) and
          (y) shall have occurred) as if it were a Lender or

    (iii) elect to revoke and cancel the extension request in such prior written notice by giving notice of such revocation and cancellation to the Administrative Agent (which shall promptly notify the Lenders thereof) no later than the tenth day following the date by which each Lender is required, pursuant to Section 2.23(a), to approve or disapprove the requested extension of the Facility A Termination Date, and concomitantly the Facility A Aggregate Commitment. If the Borrower fails to timely provide the election notice referred to in this clause (iii), the Borrower shall be deemed to have revoked and canceled the extension request in the prior written notice and to have elected not to extend the Facility A Termination Date, and the concomitant Facility A Aggregate Commitment, and, on the then scheduled Facility A Termination Date, the Borrower shall repay in full all Obligations under the Loan Documents.

                          ARTICLE III

                    CHANGE IN CIRCUMSTANCES

     SECTION III.1. Yield Protection. If any change in, or introduction of, any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or compliance of any Lender therewith, (a) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding taxation of the overall net income of any Lender or applicable Lending Installation), or changes the basis of taxation of payments to any Lender in respect of its Fixed Rate Loans or other amounts due it hereunder, or (b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation, or (c) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining Fixed Rate Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with Fixed Rate Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Fixed Rate Loans held or interest received by it, by an amount deemed material by such Lender, then, within 15 days of demand by such Lender specifying, in reasonable detail, the nature of the change or introduction, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans and its Commitment. The Borrower shall not be obligated to compensate any Lender pursuant to this Section
3.1 for any amounts attributable to a period more than 120 days prior to the giving of notice by such Lender to the Borrower of its intention to seek compensation under this Section 3.1 or its request therefor.

     SECTION III.2. Changes in Capital Adequacy Regulations. If a Lender determines that the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender, or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender reasonably determines is attributable to this Agreement, its Loans, or its obligation to make Loans hereunder (after taking into account such Lender's policies as to capital adequacy being applied with respect to customers similarly situated to Borrower with whom such Lender has a contractual right to so charge such amounts). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement. The Borrower shall not be obligated to compensate any Lender pursuant to this Section 3.2 for any amounts attributable to a period more than 120 days prior to the giving of notice by such Lender to the Borrower of its intention to seek compensation under this Section 3.2 or its request therefor.

     SECTION III.3. Availability of Types of Advances. If any Lender determines that maintenance of any of its Eurodollar Loans or any of its Eurodollar Bid Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, the Administrative Agent shall suspend the availability of the affected type of Advance and require any Eurodollar Advances or Eurodollar Bid Rate Advances of the affected type to be converted into ABR Advances. If the Majority Lenders determine that (i) deposits of a type or maturity appropriate to match fund Eurodollar Advances or Eurodollar Bid Rate Advances are not available, the Administrative Agent shall suspend the availability of such type of Advance with respect to any Eurodollar Advances or Eurodollar Bid Rate Advances made after the date of any such determination until such time as deposits of a type or maturity appropriate to match fund Eurodollar Advances or Eurodollar Bid Rate Advances are made available, or (ii) after giving effect to amounts payable under Sections 3.1 and 3.2 an interest rate applicable to a type of Advance does not accurately reflect the cost of making a Eurodollar Advance or Eurodollar Bid Rate Advance of such type, then, if for any reason whatsoever the provisions of Section 3.1 are inapplicable, the Administrative Agent shall suspend the availability of the affected type of Advance with respect to any Eurodollar Advances or Eurodollar Bid Rate Advances made after the date of any such determination.

     SECTION III.4. Funding Indemnification. If any payment of a Fixed Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Fixed Rate Advance is not made or converted on the date specified by the Borrower for any reason other than default by the relevant Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Fixed Rate Advance. The Borrower shall not be obligated to compensate any Lender pursuant to this Section 3.4 for any amounts attributable to a period more than 120 days prior to the giving of notice by such Lender to the Borrower of its intention to seek compensation under this Section 3.4 or its request therefor.

     SECTION III.5. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Fixed Rate Loans to reduce any liability of the Borrower to such Lender under Section 3.1 or to avoid the unavailability of a Rate Option under Section 3.3, so long as such designation is not disadvantageous to such Lender as determined by such Lender in good faith. A written statement of a Lender as to the amount due under Section 3.1, 3.2 or 3.4 shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Fixed Rate Loan shall be calculated as though each Lender funded its Fixed Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Fixed Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Borrower of the written statement. The obligations of the Borrower under Sections 3.1, 3.2 and 3.4 shall survive payment of the Obligations and termination of this Agreement.

     SECTION III.6. Replacement of Lenders. If any Lender is unable to make a Fixed Rate Loan pursuant to Section 3.3, is subject to increased costs pursuant to Section 3.1, 3.2 or 3.4, fails to designate an alternate Lending Installation pursuant to
Section 3.1 or 3.5, or is owed or reasonably anticipates being owed additional amounts pursuant to Section 3.1 or 3.2 and fails to take action to the extent required under Section 3.1, 3.2 or
3.5 to avoid or reduce any such additional amounts, the Borrower shall have the right, if no Event of Default then exists, to replace such Lender with another financial institution reasonably acceptable to the Administrative Agent provided that (i) such financial institution shall unconditionally offer in writing (with a copy to the Administrative Agent) to purchase, in accordance with Section 12.3.2, all of such Lender's rights and obligations under this Agreement and the Notes, without recourse or expense to, or warranty (except warranty of ownership which is free and clear of any adverse claims) by, such Lender being replaced for a purchase price equal to the aggregate outstanding principal amount of the Notes payable to such Lender plus accrued but unpaid fees and interest in respect of such Lender's commitment hereunder to the date of such purchase on a date therein specified, (ii) the obligations of the Borrower owing pursuant to Section 3.1, 3.2 and 3.4 to the Lender being replaced, shall be paid in full to the Lender being replaced concurrently with such replacement, (iii) the replacement financial institution shall execute a Notice of Assignment pursuant to which it shall become a party hereto as provided in
Section 12.3.2 and shall pay the processing fee required pursuant to such section, and (iv) upon compliance with the provisions for assignment provided in Section 12.3 and the payment of amounts referred to in clause (i), the replacement financial institution shall constitute a "Lender" hereunder and the Lender being so replaced shall no longer constitute a "Lender" hereunder; provided that (x) if such Lender accepts such an offer and such financial institution fails to purchase on such specified date in accordance with the terms of such offer, the Borrower shall continue to be obligated to pay the increased cost, amounts, expenses and taxes under Sections 3.1, 3.2 and 3.4 above to such Lender and (y) if such Lender fails to accept such purchase offer, the Borrower shall not be obligated to pay such Lender such increased cost pursuant to such sections from and after the date of such purchase offer.


                           ARTICLE IV

                      CONDITIONS PRECEDENT


     SECTION IV.1. Initial Advance. The Lenders shall not be required to make the initial Advance hereunder unless all obligations of the Borrower under its Credit Agreement dated as of July 15, 1992, as amended, are concurrently paid in full and the Borrower has furnished the following (each dated the date of such initial Advance) to the Administrative Agent with sufficient copies for the Lenders:

          (a) Copies of the Partnership Agreement of the Borrower and the Operating Agreement, together with all amendments thereto, and copies of the articles of incorporation or partnership agreement of each Partner, each certified by an Authorized Officer or a Partner, as applicable, as being true, correct and complete.

          (b) Copies, certified by an Authorized Officer, of resolutions authorizing the execution by the Borrower of the Loan Documents.

          (c) An incumbency certificate, executed by an Authorized Officer, which shall identify by name and title and bear the signature of the Authorized Representatives to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Agents and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

          (d) A certificate, signed by the Vice President, Finance of the Operator, stating that on the initial
     Borrowing Date no Default or Event of Default has occurred and is continuing.

          (e) Written opinions of the General Counsel of the Operator and Chapman and Cutler, addressed to the Agents and the Lenders in substantially the forms of Exhibits "B-1" and "B-2" hereto.

          (f)  Notes payable to the order of each of the Lenders.

          (g) A certificate setting forth the Borrower's insurance coverage and insurers as of the Closing Date.

          (h) Such other documents as any Agent or its counsel or the Majority Lenders may have reasonably requested.

          (i) Solely with respect to the initial Advance under Facility B, a FERC Certificate of Public Convenience and Necessity granting Borrower the requisite authority to construct and operate the Extension and Expansion in form reasonably acceptable to the Borrower and the Agents.

          (j) A certificate dated on the Closing Date of an Authorized Officer certifying that the representations and warranties contained in Article V are true and correct as of the Closing Date.

     SECTION IV.2. Each Loan and Conversion Date. (i) No Lender shall be required to make any Loan on the applicable Borrowing
Date, and (ii) the Conversion Date of Facility B shall not occur, unless on such date:

          (a)  There exists no Default or Event of Default.

          (b)  The representations and warranties contained in
     Article V (other than in Sections 5.5, 5.7 and 5.19), are true and correct as of such Borrowing Date or Conversion Date except for changes in the Schedules hereto reflecting transactions permitted by, and transactions not prohibited by, this Agreement.

          (c) All legal matters incident to the making of such Loan shall be satisfactory to the relevant Lenders and their counsel.

     Each Borrowing Notice and Competitive Bid Borrowing Notice with respect to each such Loan shall constitute a representation and warranty by the Borrower that the conditions contained in
Section 4.2(a) and (b) have been satisfied.

     SECTION IV.3.  Conversion Date.  The Conversion Date of
Facility B shall occur on the date as of which:

          (a) the Expansion and Extension shall be completed such that the Borrower has received written authorization from the FERC or its representative, to commence service on the Expansion and Extension and the Borrower shall have complied in all material respects with the terms of the FERC Certificate of Public Convenience and Necessity and the Administrative Agent shall have received a certificate from an appropriate officer of the Operator certifying that the Borrower has received such written authorization;

          (b) the new shipper contracts entered into by the Borrower for substantially all of the Expansion and Extension capacity shall be in full force and effect and the Shippers' payment obligations thereunder have commenced by Borrower notifying Shippers by at least one day's notice that Borrower is capable of receiving and delivering gas under such Shippers' contracts;

          (c)  the Borrower shall have received equity
     contributions from its Partners equal to not less than 35% of the total cost of the Expansion and Extension; and

          (d)  the matters in Section 4.2 have been satisfied.


                           ARTICLE V

                 REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants to the Agents and the Lenders that:

     SECTION V.1. General Partnership Existence and Standing. The Borrower is a general partnership duly formed, validly existing and in good standing under the laws of the State of Texas and has all requisite authority to own its assets and to conduct its business in each jurisdiction in which its business is conducted except where failure to have such authority would not have a Material Adverse Effect. The Operator is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite authority to own its assets and to conduct its business in each jurisdiction in which its business is conducted except where failure to have such authority would not have a Material Adverse Effect.

     SECTION V.2. Authorization and Validity. The Borrower has the partnership power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper partnership proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and except that the enforceability of obligations under agreements is subject to general principles of equity (regardless of whether such enforceability is considered at law or in equity).

     SECTION V.3. No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or the provisions of any indenture, instrument or agreement to which the Borrower is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, which could have a Material Adverse Effect or result in liability to the Lenders if not obtained, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

     SECTION V.4. Financial Statements. The December 31, 1996 consolidated financial statements of the Borrower heretofore delivered to the Lenders were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower at such date and the results of its operations for the period then ended.

     SECTION V.5. Material Adverse Change. No material adverse change in the business, properties, financial condition, or operations of the Borrower has occurred since the date of the financial statements referred to in Section 5.4.

     SECTION V.6. Taxes. The Borrower has filed all tax returns which are required to be filed and has paid all taxes and assessments due pursuant to said returns or pursuant to any assessment received by the Borrower, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided or which if not timely paid could not reasonably be expected to have a Material Adverse Effect or result in liability to the Lenders. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower in respect of any taxes or other governmental charges are adequate in all material respects.

     SECTION V.7. Litigation and Contingent Obligations. Except as set forth on Schedule "2" hereto, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of the Authorized Officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect. Other than any liability incident to such litigation, arbitration or proceedings, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

     SECTION V.8.   Subsidiaries. At the Closing Date, the
Borrower has no Subsidiaries.

     SECTION V.9.   ERISA.  The Borrower has no ERISA Plans.

     SECTION V.10. Accuracy of Information. All factual information (taken as a whole) heretofore or contemporaneously furnished by the Borrower in writing to any Lender for purposes of or in connection with this Agreement or any transaction contemplated herein was true and accurate in all material respects on the date as of which such information was dated or certified and is not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.

     SECTION V.11. Representation with Respect to Regulations G, T, U and X. No part of the proceeds of the Borrowings will be used to purchase or carry margin stock (as defined in Regulations G, T, U and X) in violation of Regulation G, T, U or X, nor will the execution, performance or delivery by the Borrower of the Notes or the Loan Documents, nor the application of the proceeds of the Borrowings in accordance herewith, violate Regulation G, T, U or X. The Borrower is not engaged principally, nor is one of its important activities in the business of extending credit for the purpose of buying or carrying margin stock, and both before and after giving effect to all of the transactions contemplated herein, less than 25% of the assets of the Borrower consists of margin stock.

     SECTION V.12. Compliance With Laws, Approvals, etc. The Borrower is in compliance with its Tariff, and with all applicable statutes, rules, regulations, orders and restrictions (including Environmental Laws), and has obtained all necessary permits, authorizations and approvals, of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of its businesses or the ownership of its respective Property other than those for which application has been made or will be made and which are reasonably expected to be received in the ordinary course of business, except where the failure to so comply or to have so obtained would not singly or in the aggregate have a Material Adverse Effect.

     SECTION V.13. Environmental Matters. The Borrower is not subject to any liability or obligation for remedial action under any Environmental Laws which could reasonably be expected to have a Material Adverse Effect. There is no pending or, to the best of the Borrower's knowledge, threatened investigation or inquiry of the Borrower or any of its Properties (i) pertaining to any violation of any Environmental Law relating to Hazardous Materials, or (ii) which could reasonably be expected to result in any requirement that the Borrower conduct any clean-up or remediation activities with respect to any Hazardous Materials which could reasonably be expected to have a Material Adverse Effect. There are no Hazardous Materials located on or under any of the properties of the Borrower (other than petroleum products which are located thereon in the ordinary course of business and in a manner which does not constitute a violation of applicable Environmental Law) which could reasonably be expected to have a Material Adverse Effect. The Borrower has not caused or permitted any Hazardous Material to be disposed of on or under or released from any of its Properties which disposal or release could reasonably be expected to have a Material Adverse Effect. The Borrower has no knowledge of any violation of any Environmental Law by any previous owner of any of its Properties that could reasonably be expected to have a Material Adverse Effect.

     SECTION V.14. Ownership of Properties; Liens. Except as shown in Schedule 5.14, the Borrower has good and marketable title to all Properties purported to be owned by it (other than easements, with respect to which the Borrower has sufficient title to permit the Borrower to operate the Pipeline), as reflected in the most recent balance sheet of the Borrower delivered pursuant hereto, or purported to have been acquired by the Borrower after said date (except as sold or otherwise disposed of in the ordinary course of business), in all cases free and clear of Liens not permitted by Section 6.2.7 hereof. The Borrower enjoys peaceful and undisturbed possession under all leases of real property upon which facilities operated by it are situated, and all such leases are valid and subsisting and in full force and effect and neither the Borrower nor, to the knowledge of the Borrower, any of the respective other parties thereto is in default in any material respect under any such lease.

     SECTION V.15. Investment Company Act. Neither the Borrower nor any Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

     SECTION V.16. Public Utility Holding Company Act. The Borrower is not subject to or is exempt from regulation as, a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended ("PUHCA").

     SECTION V.17. Insurance. As of the Closing Date, the certificate provided pursuant to Section 4.1(g) and signed by an Authorized Representative of the Borrower, that attests to the existence and adequacy of, and summarizes, the property and casualty insurance program carried by the Borrower and that has been furnished by the Borrower to the Administrative Agent and the Lenders, is complete and accurate in all material respects.

     SECTION V.18. Default. No Default or Event of Default has occurred and is continuing.

     SECTION V.19.  Service Agreements and Support Agreements.
The Service Agreements (other than T-1R Service Agreements) and precedent agreements identified on Schedule "1-a" and Schedule "1-b" and the Support Agreements identified on Schedule "5" hereto comprise all of the Service Agreements and precedent agreements and Support Agreements in effect as of the date of this Agreement, and, subject to the express terms thereof, each of said Service Agreements, is valid for the term and the total maximum receipt quantity set forth on such Schedule; and each of such Service Agreements, assuming due authorization, execution and delivery by the respective Shipper party thereto, is the legal, valid and binding obligation of such Shipper party thereto, enforceable against such Shipper in accordance with its respective terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors' rights generally and except that the enforceability of obligations thereunder is subject to general principles of equity (regardless whether such enforceability is considered in a proceeding in equity or at law).

     SECTION V.20.  Partnership Agreement.  The Partnership
Agreement and the Operating Agreement are in full force and effect.


                           ARTICLE VI

                           COVENANTS

     During the term of this Agreement, unless the Majority
Lenders shall otherwise consent in writing:

     SECTION VI.1.  Affirmative Covenants.

     SECTION VI.1.1 Financial Reporting. The Borrower will furnish to the Lenders:

          (a) As soon as available, and in any event within sixty (60) days after the end of each of the first three quarterly periods of each of its fiscal years, a balance sheet of the Borrower as of the end of such quarter, and statements of income, cash flows and changes in partners' capital of the Borrower for a period commencing at the end of the previous fiscal year and ending with the end of such quarter.

          (b) As soon as available and in any event within 120 days after the close of each of its fiscal years, an audit report certified by independent certified public accountants, acceptable to the Administrative Agent, together with a balance sheet of the Borrower as of the end of such fiscal year, and statements of income, cash flows and changes in partners' capital of the Borrower for each fiscal year prepared in accordance with GAAP on a consolidated basis for the Borrower.

          (c) Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit "C" hereto signed by an Authorized Officer (a "Compliance Certificate") certifying that the financial statements fairly present the Borrower's financial condition and results of operations and showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof.

          (d) Promptly after becoming aware thereof, written notice of any litigation which could reasonably be expected to result in a judgment against the Borrower in excess of $25,000,000, net of insurance coverage which is reasonably expected to be paid by the insurer, or other event or condition which could reasonably be expected to have a Material Adverse Effect.

          (e) Within 10 days after the distribution or filing thereof, copies (excluding exhibits, which will be provided on request) of all financial information the Borrower makes generally available to its security holders (other than to the Partners in their capacity as such) and copies of all annual and quarterly reports of the Borrower which the Borrower files with the Securities and Exchange Commission and all annual financial reports which the Borrower files with FERC or the Department of Energy.

          (f) Within 10 Business Days after an executive officer of the Borrower or the Operator becomes aware of the occurrence of any Event of Default or Default, a written statement of an executive officer of the Borrower or the Operator which sets forth, so far as is known to such officer, the relevant details of such Event of Default or Default and the action which the Borrower has taken or proposes to take with respect thereto.

          (g) Within 10 Business Days after the commencement thereof or after an executive officer of the Borrower or the Operator becomes aware that the Borrower has been made a party thereto, whichever occurs later, notice of all actions, suits or proceedings before any court or governmental authority or regulatory body or arbitrator to which the Borrower is a party and which, in the good-faith opinion of the Operator, presents a reasonable possibility of having a Material Adverse Effect.

          (h) Within 10 Business Days after an executive officer of the Borrower or the Operator becomes aware of the occurrence of any material default under any Service Agreement (other than a T-1R Service Agreement) with a Shipper or any action or inaction by itself or any Shipper which but for the lapse of time or the giving of notice or both would become a material default under its Service Agreement which could reasonably be expected to have a Material Adverse Effect, a written statement of an executive officer of the Borrower or the Operator which sets forth, so far as is known to such officer, the relevant details of such default, action or inaction and any action the Borrower or the Shipper has taken or proposes to take with respect thereto.

          (i) Such other information respecting the condition or operations, financial or otherwise, of the Borrower as any Lender or Agent through the Administrative Agent may from time to time reasonably request.

     SECTION VI.1.2 Use of Proceeds. The Borrower will use the proceeds of the Facility A Advances to provide (i) funds to refinance certain existing indebtedness of the Borrower and (ii) funds for general business purposes; provided that the Borrower will not use any proceeds to fund an Acquisition not approved by the board of directors or other governing body of the target or selling company. The Borrower will use the proceeds of the Facility B Advances to provide funds to finance the construction of the Expansion and Extension and expenses incurred in connection therewith.

     SECTION VI.1.3 [INTENTIONALLY OMITTED]

     SECTION VI.1.4 Taxes and Other Charges. The Borrower will pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, as well as all lawful claims for labor, materials, and supplies, which, if unpaid could become a Lien or charge on such Property, or any part thereof, except, with regard to any of the foregoing, which are being contested in good faith by appropriate proceedings diligently pursued and with respect to which adequate reserves have been set aside or which, if not paid, could not reasonably be expected to have a Material Adverse Effect.

     SECTION VI.1.5 Insurance. The Borrower will maintain with financially sound and reputable insurance companies insurance on its Property in such amounts and covering such risks as is consistent with prudent industry practice, and the Borrower will furnish to any Lender upon reasonable request full information as to the insurance carried, including, without limitation, certificates of insurers, brokers and agents, as to such insurance.

     SECTION VI.1.6 Compliance with Laws. The Borrower will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, including, without limitation, all Environmental Laws, and obtain, keep, and comply with, all necessary permits, approvals, certificates and licenses in effect and remain in compliance therewith, except in any such case where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     SECTION VI.1.7 Maintenance of Properties. The Borrower will maintain, preserve, protect and keep its Pipeline in good repair, working order and condition in accordance with prudent industry practices, and make all necessary and proper repairs, renewals and replacements so that its business is carried on in accordance with prudent industry practices, ordinary wear and tear excepted, subject to acts of God, strikes, lockouts, or other industrial disturbances, acts of public enemy, wars, blockades, insurrections, riots, epidemics, lightning, earthquakes, fires, storms, floods, washouts, arrests and restraints of governments and people, civil disturbances, explosions, blowouts, cratering, breakage or accident to machinery or lines of pipe, shortages and/or governmentally imposed allocations of pipe or other facilities, materials and equipment and any other causes, whether of the kind herein enumerated or otherwise, not reasonably within the control of the Borrower or which by the exercise of due diligence, the Borrower is unable to overcome. The Borrower shall not be required to settle strikes, lockouts, embargoes or boycotts, or disputes with governmental authorities, by acceding to the demands of the opposing party, or any such authority, when such course is inadvisable in the discretion of the Borrower.

     SECTION VI.1.8 Inspection. The Borrower will permit the Agents and the Lenders, by their respective representatives and agents, to visit and inspect any of the Property, partnership books and financial records of the Borrower, to audit and examine and make copies of the books of accounts and other financial records (and after the occurrence and during the continuance of a Default, other records) of the Borrower, and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, their respective officers upon reasonable advance notice, and at such reasonable times (during normal business hours) and intervals as the Agents and the Lenders may designate; provided, however, that during such time as no Default or Event of Default has occurred and is continuing, visits, inspections and audits by the Agents and the Lenders shall be conducted at their own risk, cost and expense and on the same date and not more often than once during any calendar quarter, unless otherwise agreed by the Borrower.

     SECTION VI.1.9 Maintenance of Books and Records. The Borrower will maintain proper books of record and account in which the Borrower will make full, true, and correct entries, in accordance with Required Accounting Principles, of all dealings and transactions pursuant to any law or Required Accounting Principles with respect to which the Borrower is required to maintain written records in relation to its business and activities.

     SECTION VI.1.10 Pari Passu Status. The Borrower will ensure that the claims and rights of the Lenders against it under this Agreement will not be subordinate to, and will rank at all times at least pari passu with, all other Indebtedness including the Borrower's Senior Notes. The Borrower will not amend, modify or supplement any Note Purchase Agreements or the Senior Notes in any manner which would make them materially more onerous to the Borrower than the provisions of this Agreement and the Notes as in effect from time to time.

     SECTION VI.1.11     Tariff.  The Borrower will use its best
efforts to cause the Borrower's Tariff to remain effective at all times.

     SECTION VI.1.12 Preservation of Rights, Etc. Subject to the provisions of Section 14 of the Partnership Agreement, the Borrower will use its best efforts to maintain such authorizations as may be required to enable it to do business as a general partnership wherever the nature of its Property or of its activities requires such authorizations and to preserve and maintain its rights, franchises, leases, licenses and privileges in all jurisdictions where necessary in light of its business or Properties (except where the failure to do so could not reasonably be expected to have a Material Adverse Effect).

     SECTION VI.1.13 Service Agreements and Support Agreements. The Borrower will use its best efforts to maintain each Service Agreement and Support Agreement (other than the T-1R Service Agreements and any Support Agreements related thereto) in full force and effect during the stated term thereof, other than pursuant to a termination through the exercise of a remedy permitted therein, and other than Support Agreements modified or terminated consistent with Section 6.1.14, provided, however, that this Section 6.1.13 shall not prohibit the Borrower from terminating a Service Agreement in whole or in part pursuant to
Section 27.1, and subject to Section 25, of the General Terms and Conditions of Borrower's Tariff as a result of the Borrower's entering into a new Service Agreement in accordance with Section
6.1.14 or amending an existing Service Agreement with a Shipper or Shippers satisfying the requirements for (i) the amount of volumes so terminated and (ii) the remaining term of such terminated Service Agreement(s) or portion thereof.

     SECTION VI.1.14 Shipper Credit Quality. The Borrower will require all Shippers to meet the credit worthiness standards of the Borrower's Tariff and the Borrower's historical credit practices (except to the extent changes to such credit practices are required as a result of any FERC proceeding) and, if necessary, to provide credit enhancement consistent with Borrower's Tariff and such credit practices.

     SECTION VI.2.  Negative Covenants.

     SECTION VI.2.1 Limitation on Negative Pledges. The Borrower will not agree to, create, assume, or permit to exist, any Negative Pledge binding on it which covers any of its Property, assets or revenues except pursuant to the Note Purchase
Agreements or agreements evidencing Indebtedness permitted pursuant to Section 6.3.

     SECTION VI.2.2 Limitation on Other Business. Neither the Borrower nor any of its Subsidiaries will engage in any business other than the operation of the Pipeline; the construction and operation of additions, extensions and expansions related to the Pipeline, including the Expansion and Extension; the ownership and operation of any other pipelines; gas storage facilities and related equipment and Property; and services related to the transportation and marketing of natural gas.

     SECTION VI.2.3 Merger; etc. The Borrower will not merge or consolidate with or into any other Person, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its business and assets (whether now owned or hereafter acquired) to, any Person, except pursuant to Section 14 or Section 15 of the Partnership Agreement, provided in each case that the surviving Person shall unconditionally assume, in writing, each and every obligation of the Borrower under the Loan Documents to which the Borrower is or becomes a party.

     SECTION VI.2.4 Sale of Assets. The Borrower will not lease, sell or otherwise dispose of its Property, to any other Person except: (a) sales of inventory and other assets in the ordinary course of business, (b) leases, sales or other dispositions of its Property that, together with all other Property of the Borrower previously leased, sold or disposed of (other than Property otherwise permitted to be sold, leased, or otherwise disposed of pursuant to this Section 6.2.4) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a substantial portion of the Property of the Borrower, (c) sales of assets which are concurrently leased back, and (d) dispositions of assets which are obsolete or no longer used or useful in the business of the Borrower.

     SECTION VI.2.5 Investments and Acquisitions. The Borrower will not make any loan or advance to any Person, except for advances in the ordinary course of business in the operations of the Pipeline or in connection with the construction of the Expansion and Extension, the construction of additional gas compressor facilities on the Pipeline or the retrofitting of gas compressor facilities existing on the Pipeline, or purchase or otherwise acquire the capital stock, assets or obligations of or any interest in any Person other than

          (a) Short-term obligations of, or fully guaranteed by, the United States of America;

          (b) Commercial paper rated A-l or better by S&P or P-l or better by Moody's Investors Service, Inc.;

          (c) Certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of Five Hundred Million
     Dollars ($500,000,000) or any Lender;

          (d) Other Investments (not otherwise permitted pursuant to this Section 6.2.5) in existence on the date hereof and included in the financial statements provided pursuant to Section 5.4 or in Schedule "4" hereto;

          (e) Bonds, debentures, notes or other evidences of indebtedness issued by any of the following agencies or such other like governmental or governmental-sponsored agencies which may be hereafter created: Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Federal Home Loan Bank System, Export-Import Bank of the United States, Farmers Home Administration, Small Business Administration, InterAmerican Development Bank, International Bank for Reconstruction and Development, Federal Land Banks, the Federal National Mortgage Association, and the Government National Mortgage Association, in each case if purchased by the Borrower from a financial institution referred to in clause (c) above; provided that such financial institution agrees to repurchase such securities within 180 days from the purchase by the Borrower;

          (f) Repurchase agreements with any Agent or any Lender, or any banks that are insured by the Federal Deposit Insurance Corporation and having a capital and an unimpaired surplus of at least Five Hundred Million Dollars ($500,000,000), and with members of the Association of Primary Dealers in United States Government Securities, the underlying securities of which are of the type described in
     (a) or (e) above, and each of which is secured at all times by obligations of the same type that have fair market value, including accrued interest, at least equal to the amount of such repurchase agreement, including accrued interest;

          (g) Obligations of any state within the United States of America, any nonprofit corporation or any instrumentality of the foregoing, provided that at the time of their purchase, such obligations are rated in one of the two highest letter rating categories (e.g. in the case of S&P, either its AAA or AA category) by a nationally recognized securities credit rating agency;

          (h) Obligations issued by political subdivisions or municipalities of any state within the United States of America, any nonprofit corporation or any instrumentality of the foregoing, that are rated in one of the two highest letter rating categories (e.g. in the case of S&P, either its AAA or AA category) by a nationally recognized securities credit rating agency;

          (i) Eurodollar deposits with the overseas branch of any Lender or any domestic bank having a capital and surplus of at least Five Hundred Million Dollars ($500,000,000);

          (j) Participations having a term of no more than 90 days with (i) any Lender or (ii) any financial institution, the unsecured debt of which is rated in one of the two highest letter rating categories (e.g. in the case of S&P, either its AAA or AA category) by a nationally recognized securities credit rating agency, in loans made or owned by such Lender or other financial institution to Persons which have open market commercial paper rated in either of the two highest short-term rating categories by a nationally recognized securities credit rating agency;

          (k) Purchases or other acquisitions of the capital stock, assets or obligations of, or any interest in, any other Person not in excess in the aggregate for all such purchases and acquisitions of 5% of Partners' Capital; or

          (l) Acquisitions, provided that after giving effect to such Acquisition, no Event of Default shall have occurred and be continuing or will result therefrom, and upon the effectiveness of the Acquisition the Borrower will remain in compliance with this Agreement.

     SECTION VI.2.6 Guaranty. The Borrower will not make or suffer to exist any Guaranty, except endorsement of instruments for deposit or collection in the ordinary course of business.

     SECTION VI.2.7 Liens. The Borrower will not create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower, except: (a) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not materially affect the marketability of the same or interfere with the use thereof in the business of the Borrower; (b) Liens existing on the date hereof (not otherwise permitted pursuant to this Section 6.2.7) and described in Schedule "3" hereto; (c) Permitted Liens; (d) Liens created by (i) Capitalized Leases permitted by the terms hereof provided that the Liens created by any such Capitalized Lease attach only to the Property leased to the Borrower pursuant thereto, and (ii) purchase money Liens securing Indebtedness (including such Liens securing Indebtedness incurred within 12 months of the date on which such Property was acquired) provided that all such Liens attach only to the Property purchased with the proceeds of the Indebtedness secured thereby; (e) Liens on Property of a Person which exist at the time such Person becomes a Subsidiary of the Borrower which Liens were not granted in contemplation of such Person becoming a Subsidiary of the Borrower; (f) any Liens securing Indebtedness, neither assumed nor guaranteed by the Borrower nor on which it customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by the Borrower for substation, metering station, gathering line, transmission line, transportation line, distribution line or right of way purposes, and any Liens reserved in leases for rent and for compliance with the terms of the leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause (f) does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by the Borrower; and (g) extensions, renewals or replacements of any Lien referred to in Sections 6.2.7(a) through (f), provided that the principal amount of the Indebtedness or obligation secured thereby is not increased and that any such extension, renewal or replacement Lien is limited to the Property originally encumbered thereby.

     SECTION VI.2.8 Affiliates. The Borrower will not enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate (other than the Borrower and other than distributions to partners of the Borrower) except upon terms not materially less favorable to the Borrower than the Borrower would obtain in a comparable arms-length transaction.

     SECTION VI.2.9 Judgments. The Borrower will not allow any final judgment for the payment of money in excess of Twenty-Five Million Dollars ($25,000,000) with respect to the Borrower rendered against the Borrower to remain undischarged or unbonded for a period of thirty (30) days during which such execution shall not be effectively stayed or deferred.

     SECTION VI.2.10     ERISA.  Neither the Borrower nor any
ERISA Affiliate shall maintain or contribute to any Plan without obtaining the prior written consent of the Majority Banks, which consent shall not be unreasonably withheld.

     SECTION VI.3. Ratio of Debt. The Borrower will not permit its ratio of Indebtedness to the sum of Partners' Capital
(determined in accordance with GAAP) plus Indebtedness to exceed
 .65:1.0 on a consolidated basis.


                          ARTICLE VII

                            DEFAULTS

     The occurrence of any one or more of the following events shall constitute an Event of Default:

     SECTION VII.1. False Representation or Warranty. Any representation or warranty made or deemed made by or on behalf of the Borrower to the Lenders or any Agent under or in connection with this Agreement or any Loan, or any other Loan Document (excluding any certificate or information) shall be false as of the date on which made, or any certificate or information delivered in connection with this Agreement shall be false in any material respect as of the date on which made.

     SECTION VII.2. Nonpayment of Principal. Nonpayment of interest upon any Note or of any Facility Fee or other obligations under any of the Loan Documents within five days after the same becomes due or nonpayment of principal of any Note when due.

     SECTION VII.3. Breach of Other Terms. The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1 or 7.2) of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within thirty days after an executive officer of the Borrower or the Operator becomes aware thereof.

     SECTION VII.4. Indebtedness. Failure of the Borrower to pay any Indebtedness in excess in the aggregate of $10,000,000 when due; or the default by the Borrower in the performance of any term, provision or condition contained in any agreement under which any Indebtedness in excess in the aggregate of $10,000,000 was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any Indebtedness in excess in the aggregate of $10,000,000 shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof; provided that upon payment in full of the Senior Notes, the foregoing $10,000,000 amounts shall automatically without further action increase to the lesser of
(i) $25,000,000 in aggregate or (ii) the lowest cross-default or cross-acceleration threshold in any agreement under which Indebtedness of the Borrower is created or governed.

     SECTION VII.5. Bankruptcy. The Borrower or any Subsidiary shall (a) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect,
(b) not pay, or admit in writing its inability to pay, its debts generally as they become due, (c) make an assignment for the benefit of creditors, (d) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property, (e) institute any proceeding seeking an order for relief under the Federal bankruptcy laws or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (f) take any partnership or corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.5 or (g) fail to contest in good faith any appointment or proceeding described in Section 7.6.

     SECTION VII.6. Appointment of Receiver. Without the application, approval or consent of the Borrower, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Subsidiary or any substantial part of its property, or a proceeding described in Section 7.5(e) shall be instituted against the Borrower or any Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

     SECTION VII.7. Condemnation. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of all or any of the Property of the Borrower if such action could reasonably be expected to have a Material Adverse Effect.

     SECTION VII.8. Judgment. Any judgment or order for the payment of money in an aggregate amount greater than the sum of
(i) the amount of any insurance receivable by the Borrower in respect of such judgments for which the applicable insurer has not denied liability and (ii) either (A) the amount set forth in the judgment default provisions of the Senior Notes (as of the date of this Agreement $10,000,000) as they may be amended or in effect from time to time, but in no event in excess of the lesser of (i) $25,000,000 in aggregate or (ii) the lowest judgment threshold in any agreement under which Indebtedness of the Borrower is created or governed, or (B), if the Senior Notes have been paid in full, the lesser of (i) $25,000,000 in aggregate or
(ii) the lowest judgment threshold in any agreement under which Indebtedness of the Borrower is created or governed, shall be rendered against the Borrower or any Subsidiary by a court of competent jurisdiction and such judgment or order shall not be satisfied in accordance with its terms and shall continue unstayed and in effect for 30 days.

     SECTION VII.9. Action to Change Tariff. The Borrower or any Partner or any parent company thereof shall seek, or shall directly or indirectly cause any Person to seek, in any proceeding before the FERC or any other administrative or legal authority in the United States or Canada to rescind or terminate or to have repealed or declared invalid the Tariff, or to suspend, amend or modify the Tariff in any respect which may reasonably be expected to have a material adverse effect on the Borrower's ability to perform its obligations under the Loan Documents; provided, however, that no Event of Default shall occur under this Section 7.9 solely by reason of the taking of any action required to be taken by any such Person to satisfy the requirements of any order of any court or regulatory authority having jurisdiction.

     SECTION VII.10. Regulatory Action to Change Tariff. Any of the following events shall occur and could reasonably be expected to have a material adverse effect on the Borrower's ability to perform its obligations under the Loan Documents: (a) the Tariff shall be effectively rescinded, terminated, disavowed, repealed, declared invalid, suspended, amended or modified, or the FERC shall order any such rescission, termination, suspension, amendment or modification (and such order shall be unstayed and in effect); or (b) any government approval at any time required to be obtained or effected to enable the Borrower or any Shipper to perform a material monetary obligation under any Service Agreement shall be effectively withheld, rescinded, terminated, repealed, declared invalid, suspended, amended or modified (and such decision shall be unstayed and in effect).

     SECTION VII.11. Voting Interest. The aggregate voting interest of the Borrower's management committee held by subsidiaries of Enron Corp., PanEnergy Corp., TransCanada PipeLines Limited and The Williams Companies (or their successors by merger) falls below 60% prior to completion of the Expansion and Extension without obtaining the prior consent of the Majority Lenders.

     SECTION VII.12.     Partnership Agreement.  Except for an
automatic termination thereof in accordance with its terms, the Borrower's Partnership Agreement ceases to be in full force and effect.

     SECTION VII.13.     Abandonment of the Project.  The
Borrower abandons all or any material portion of the Expansion and Extension at any time that any Advances are outstanding under Facility B.

     SECTION VII.14.     Change in Operator.  There is a change
in Operator of the Borrower without the prior consent of the Majority Lenders.


                          ARTICLE VIII

         ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

     SECTION VIII.1. Acceleration. If any Event of Default described in Section 7.5 or 7.6 occurs, the obligations of the Lenders to make Advances hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of any Agent or any Lender. If any other Event of Default occurs, the Majority Lenders may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

     SECTION VIII.2. Amendments. Subject to the provisions of this Article VIII, the Majority Lenders (or the Administrative Agent with the consent in writing of the Majority Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default or Event of Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders:

          (a) Extend the maturity of any Note or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon;

          (b) Reduce the percentage specified in the definition of Majority Lenders;

          (c) Extend the Facility A Termination Date (except as provided in Section 2.23) or the Facility B Termination Date, or reduce the amount or extend the payment date for, any payments required hereunder, or increase the amount of the Commitment of any Lender hereunder, or change any term or provision of this Agreement relating to the Conversion Date or permit the Borrower to assign its rights under this Agreement except as provided in Section 3.6; or

          (d) Amend this Section 8.2.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent.

     SECTION VIII.3. Preservation of Rights. No delay or omission of the Lenders or the Agents to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or Event of Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agents and the Lenders until the Obligations have been paid in full.


                           ARTICLE IX

                       GENERAL PROVISIONS

     SECTION IX.1.  Survival of Representations.  All
representations and warranties of the Borrower contained in this Agreement and the other Loan Documents shall survive delivery of the Notes and the making of the Loans herein contemplated.

     SECTION IX.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

     SECTION IX.3. Taxes. Any taxes (excluding income taxes) payable or ruled payable by Federal or state authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.

     SECTION IX.4.  Headings.  Section headings in the Loan
Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan
Documents.

     SECTION IX.5. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agents and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agents and the Lenders relating to the subject matter thereof.

     SECTION IX.6. Several Obligations. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

     SECTION IX.7. Expenses; Indemnification. The costs and expenses of the syndication groups of the Administrative Agent and the Joint Arrangers incurred in syndication will be for the account of the Borrower whether or not the transactions herein contemplated are consummated. The Administration Agent's costs and expenses of preparation, negotiation, documentation, administration, amendment and modification of this Agreement and the other Loan Documents and the other documents referred to herein and therein and any amendment, consent or waiver relating thereto or hereto, will be for the account of the Borrower, including reasonable expenses of and fees for attorneys for the Administrative Agent and First Chicago Capital Markets, Inc. and other advisors and professionals engaged by the Administrative Agent as more fully described in the fee letter among the Borrower, the Administrative Agent and First Chicago Capital Markets, Inc. In addition, the Borrower shall pay the costs and expenses of preserving any rights of the Agents, Arrangers or the Lenders under, or enforcement of this Agreement and the other Loan Documents and the other documents delivered hereunder and thereunder, including, without limitation, costs and expenses sustained by each Lender as a result of any failure by the Borrower to perform or observe its obligations contained in any of the Loan Documents, provided that the Borrower shall only be liable hereunder for the counsel fees and expenses in this regard of legal counsel selected by the Agents (and limited to one law firm in the United States, one law firm in Canada, and one or more correspondent law firms (including local and regulatory counsel) as deemed appropriate by such United States law firm; unless in the reasonable opinion of the Majority Lenders, a conflict of interest exists between one or more of the Agents and the Lenders and the other Agents, in which case Borrower shall be liable for the counsel fees and expenses of one additional law firm selected by the Majority Lenders). The Borrower agrees, to the extent permitted by applicable law, to indemnify, exonerate and hold the Administrative Agent, the Syndication Agents, the Joint Arrangers and the Lenders and each of their officers, directors, employees and agents (collectively the "Indemnitees" and individually an "Indemnitee") free and harmless from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses in connection therewith, including without limitation reasonable counsel fees and disbursements (collectively the "Indemnified Liabilities") incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to any transaction financed or to be financed in whole or in part directly or indirectly with proceeds from the Advances or Loans, or the execution, delivery, performance or enforcement of this Agreement or any Loan Document by any of the Indemnitees, except for any such Indemnified Liabilities arising on account of any Indemnitee's gross negligence or willful misconduct and; provided that the Borrower shall not be liable for any such obligations arising out of any claim made by an Agent, a Joint Arranger or Lender against another Agent, Joint Arranger or Lender. If and to the extent the foregoing undertaking may be unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The obligations of the Borrower under this Section 9.7 shall survive payment of the Notes.

     SECTION IX.8.  Numbers of Documents.  All statements,
notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

     SECTION IX.9.  Accounting.  Except as provided to the
contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Required Accounting Principles.

     SECTION IX.10. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     SECTION IX.11. Nonliability of Lender. The relationship between the Borrower and the Lenders and the Agents shall be solely that of borrower and lender. Neither the Administrative Agent nor any other Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent nor any other Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

     SECTION IX.12. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

     SECTION IX.13. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK IN ANY ACTION OR PROCEEDINGS ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF ANY AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST ANY AGENT OR ANY LENDER OR ANY AFFILIATE OF ANY AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

     SECTION IX.14. [INTENTIONALLY OMITTED.]

     SECTION IX.15. Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure to (i) other Lenders, (ii) legal counsel, accountants, and other professional advisors to that Lender, (iii) regulatory officials, (iv) as required by law, regulation, or legal process,
(v) in connection with any legal proceeding to which that Lender is a party, and (v) in connection with an actual or proposed sale, assignment, or other disposition or proposed disposition of that Lender's interests hereunder.

     SECTION IX.16. Limitation on Agent and Lender Liability.
The Borrower agrees that (i) neither any Agent nor any Lender shall have any liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined by a judgment of a court that is binding on such Agent, or such Lender, final and not subject to review on appeal, that such losses were the result of acts or omissions on the part of such Agent or such Lender, as the case may be, constituting gross negligence, willful misconduct or knowing violations of law and (ii) such Borrower waives, releases and agrees not to sue upon any claim against any Agent or any Lender (whether sounding in tort, contract or otherwise) except a claim based upon gross negligence, willful misconduct or knowing violations of law. Whether or not such damages are related to a claim that is subject to the waiver effected above and whether or not such waiver is effective, neither any Agent nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue upon any claim for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the transactions contemplated or the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined by a judgment of a court that is binding on such Agent or such Lender, as the case may be, final and not subject to review on appeal, that such damages were the result of acts or omissions on the part of such Agent or such Lender, as the case may be, constituting willful misconduct or knowing violations of law.

     SECTION IX.17. No Partners' Liability. The Lenders agree for themselves and their respective successors and assigns, including any subsequent holder of any Note, that any claim against the Borrower which may arise under any Loan Document shall be made only against and shall be limited to the assets of the Borrower and that no judgment, order or execution entered in any suit, action or proceeding, whether legal or equitable, on this Agreement, such Note or any of the other Loan Documents shall be obtained or enforced against any Partner or its assets for the purpose of obtaining satisfaction and payment of such Note, the Indebtedness evidenced thereby or any claims arising thereunder or under this Agreement or any other Loan Document, any right to proceed against the Partners individually or their respective assets being hereby expressly waived, renounced and remitted by the Lenders for themselves and their respective successor and assigns. Nothing in this Section 9.17, however, shall be construed so as to prevent the Agents, any Lender or any other holder of any Note from commencing any action, suit or proceeding with respect to or causing legal papers to be served upon any Partner for the purpose of obtaining jurisdiction over the Borrower.


                           ARTICLE X

                    THE ADMINISTRATIVE AGENT

     SECTION X.1. Appointment and Authority of Administrative Agent. In order to expedite the various transactions contemplated by this Agreement, each Lender hereby designates and appoints First Chicago to act as its agent hereunder, and authorizes First Chicago to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent, as the case may be, by the terms of this Agreement or any other Loan Document, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any Lender or Borrower, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. At any time that no Person or Persons are acting as agent hereunder, the Borrower is authorized to deal directly with each Lender for all purposes hereunder including, without limitation, the remittances of amounts then required to be paid hereunder and, in respect to any request or the like purportedly delivered by the Majority Lenders to the Borrower. The Administrative Agent is hereby expressly authorized as agent on behalf of the Lenders, without hereby limiting any implied authority:

          (a) To receive on behalf of each Lender any payment of principal or interest on the Advances paid to the Administrative Agent, and to promptly distribute to each Lender its pro rata share of all payments so received;

          (b) To receive all documents and items to be furnished hereunder;

          (c) To act as nominee for and on behalf of all of the Lenders in and under this Agreement and the other Loan
     Documents;

          (d) To arrange for the means whereby the funds of the Lenders are to be made available to the Borrower;

     SECTION X.2. Capacity of the Agents. With respect to their commitment to lend hereunder and the Loans made by them, the Agents in their respective capacities as a Lender and not as the Agents as the case may be, shall have the same rights and powers hereunder as the other Lenders and may exercise the same rights and power as though they were not Agents.

     SECTION X.3. No Liability of the Administrative Agent and Indemnity. Neither the Administrative Agent nor any other Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action taken or omitted to be taken by it or them hereunder or otherwise in connection with the Loan Documents (except for its or such Person's own willful misconduct or gross negligence in not performing a specific administrative duty hereunder), or
(ii) responsible in any manner to any Lender or any other Agent for any recitals, statements, representations, or warranties made by Borrower or any officer thereof contained in any Loan Document or in any certificate, report, statement, or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, any Loan Document or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of any Loan Document or for any failure of Borrower to perform its obligations under any Loan Document. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements or conditions contained in any Loan Document, or to inspect the properties, books, or records of Borrower. To the extent that such Agent is not reimbursed or indemnified by the Borrower, each of the Lenders will indemnify the Agents to the fullest extent permitted by applicable Law pro rata based upon their respective Commitments from and against any and all demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind whatsoever which may at any time be imposed on, incurred by, or asserted against any Agent in any way relating to or arising out of this or any other Loan Document, or any documents contemplated by or referred to herein, or therein, or the transactions contemplated hereby, or thereby, or any action taken or omitted by any Agent under or in connection with any of the foregoing, including resulting from such Agent's own negligence (and including, without limitation, any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from any violations or alleged violation of applicable federal or state securities laws, committed by any Person other than such Agent) but not gross negligence or willful misconduct. The agreements in this Section 10.3. shall survive the termination of this Agreement.

     SECTION X.4. Employees of Administrative Agent. The Administrative Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to advice of counsel pertaining to all matters hereunder. The Borrower has agreed to reimburse the Administrative Agent for actual out-of-pocket expenses incurred by the Administrative Agent and its agents in acting under this Agreement and each other Loan Document and to pay any reasonable legal and out-of-pocket expenses incurred by the Administrative Agent in connection with the development, preparation, negotiation, and execution of the Loan Documents. Each Lender agrees to reimburse the Administrative Agent when applicable, in the amount of its pro rata share based upon its Commitment of any out-of-pocket expenses incurred for the benefit of the Lenders and not reimbursed by the Borrower.

     SECTION X.5. Reliance. The Administrative Agent shall be entitled to rely on any conversation, notice, consent, certificate, schedule, affidavit, letter, telegram, teletype message, statement, order, or other document believed to be genuine and correct and to have been signed or sent by the proper Person or Persons and, in respect of legal matters, upon an opinion of counsel selected by the Administrative Agent.

     SECTION X.6. Several Commitments. Except as expressly provided in this Section 10.6, the obligations of the Lenders under this Agreement are several. The default by any Lender in making a Loan in accordance with its commitment hereunder shall not relieve the other Lenders of their obligations hereunder. In the event of any default by any Lender in advancing its pro rata share of any Advance, a non-defaulting Lender shall be obligated to advance its pro-rata share of such Advance but shall not be obligated to advance the amount which the defaulting Lender was required to advance hereunder. Nothing in this Section 10.6 shall be construed as releasing, modifying, or waiving the obligation of each Lender to forward or deposit its pro rata share of any Advance pursuant to the terms of this Section 10.6 and this Agreement.

     SECTION X.7. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received notice from a Lender or Borrower referring to this Agreement or other relevant Loan Document, describing such Default or Event of Default and stating that such notice is a "notice of default." Notwithstanding the provisions of the immediately preceding sentence, in the event that any Agent or any Lender knows of any Default or Event of Default such Person shall, as soon as practicable, give notice of same to each other Lender. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action (unless directions from the Majority Lenders are required therefore under
Article VIII), with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

     SECTION X.8. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

     SECTION X.9. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign. Upon any such resignation, the Majority Lenders shall have the right to appoint with the consent of the Borrower which such consent shall not be unreasonably withheld or delayed, on behalf of the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders within thirty days after the resigning Administrative Agent's giving notice of its intention to resign, then the resigning Administrative Agent may appoint with the consent of the Borrower which such consent shall not be unreasonably withheld or delayed, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If the Administrative Agent has resigned and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent.
Upon the effectiveness of the resignation of the Administrative Agent, the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.

     SECTION X.10. Syndication Agents; Joint Arrangers. None of the Syndication Agents shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to Lenders as Lenders. The Joint Arrangers shall not have any obligations, liabilities, responsibilities or duties under this Agreement or the other Loan Documents. Without limiting the foregoing, none of the Syndication Agents, nor the Joint Arrangers, shall have or be deemed to have any fiduciary relationship with any Lender or any other Agent or Joint Arranger.


                           ARTCILE XI

                    SETOFF; RATABLE PAYMENTS

     SECTION XI.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or (i) any Event of Default described in Section 7.5 or 7.6 occurs or
(ii) any other Event of Default occurs and the Majority Lenders agree to terminate the obligations of the Lenders to make Loans hereunder or declare the Obligations to be due and payable, or both, then any indebtedness from any Lender to the Borrower (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Lender, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives whether or not the Obligations, or any part thereof, shall then be due.

     SECTION XI.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans in a greater proportion than that received by any other Lender (other than in respect of Competitive Bid Advances or any Swing Loan), such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to set off, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.


                          ARTICLE XII

       BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

     SECTION XII.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights under the Loan Documents and any assignment by any Lender must be made in compliance with
Section 12.3. The Administrative Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Administrative Agent, and any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

     SECTION XII.2. Participations.

     SECTION XII.2.1 Permitted Participants; Effect. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more Lenders or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents, provided that Participants shall have no voting rights except with respect to amendments which (i) forgive principal of, or interest on, any loan, (ii) postpone any date fixed for the payment of principal of, or interest on, any loan, or (iii) decrease the rates at which interest or fees are payable (in each case, other than as expressly provided in the Loan Documents). In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

     SECTION XII.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan in which such Participant has an interest which (i) forgives principal of, or interest on, any loan, or (ii) postpones any date fixed for the payment of principal of, or interest on, any loan, or
(iii) decreases the rates at which interest or fees are payable in each case, other than as expressly provided in the Loan Documents.

     SECTION XII.2.3     Benefit of Setoff and Indemnities.
The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant, except to the extent such Participant has exercised its right of setoff. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in
Section 11.1, each agrees to share with the Lenders, any amount received pursuant to the exercise of its right of setoff, in accordance with Section 11.2 as if each Participant was a Lender. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 3.1 and 3.3 with respect to its participation in the Facility A Aggregate Commitments and the Facility B Aggregate Commitments outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

     SECTION XII.3. Assignments.

     SECTION XII.3.1     Permitted Assignments.    Any Lender
may, in the ordinary course of its commercial banking business, in accordance with applicable law at any time assign to one or more Lenders or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents and the Borrower shall release the assignor Lender for the amount so assigned, provided that each such assignment shall be in an amount not less than the lesser of (a) all of the assigning Lender's interest and (b) $10,000,000. Notwithstanding the foregoing, no such assignments or participations are permitted unless a pro rata portion of both the Facility A Commitment and Facility B Commitment are so assigned or participated. Each Lender may disclose information to prospective participants and assignees, provided such prospective participants and assignees agree to maintain the confidentiality of such information.
Unless a Default has occurred and is continuing, the consent of the Borrower and the Administrative Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an affiliate thereof. Such consent shall be substantially in the form attached as Exhibit "1" to Exhibit "D" hereto and shall not be unreasonably withheld.

     SECTION XII.3.2 Effect; Effective Date. Upon (i) delivery to the Administrative Agent of a notice of assignment, substantially in the form of Exhibit "D" hereto (a "Notice of Assignment"), together with any consents required by Section 12.3.1, and (ii) payment of a $2,500 fee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. Such assignment shall be substantially in the form of Exhibit "I" hereto or in such other form as may be agreed to by the parties thereto and the Administrative Agent. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.

     SECTION XII.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser (each a "Transferee") and any prospective Transferee which agrees to be bound by the confidentiality provisions of
Section 9.15 as if it were a Lender any and all financial information in such Lender's possession concerning the Borrower which has been delivered to such Lender by the Borrower pursuant to this Agreement or which has been delivered to such Lender by the Borrower in connection with such Lender's credit evaluation of the Borrower prior to entering into this Agreement.

     SECTION XII.5. Tax Treatment. If, pursuant to this Article XII, any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Lender (for the benefit of the transferor Lender, the Administrative Agent and the Borrower) that under applicable law and treaties no taxes will be required to be withheld by the Administrative Agent, the Borrower or the transferor Lender with respect to any payments to be made to such Transferee in respect of the Loans, (ii) to furnish to the transferor Lender, the Administrative Agent and the Borrower either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein such Transferee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and (iii) to agree (for the benefit of the transferor Lender, the Administrative Agent and the Borrower) to provide the transferor Lender, the Administrative Agent and the Borrower a new Form 4224 or Form 1001 upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.


                          ARTICLE XIII

                            NOTICES

     SECTION XIII.1. Giving Notice. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if transmitted by facsimile, shall be deemed given when received.

     SECTION XIII.2.     Change of Address.  The Borrower, the
Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

                          ARTICLE XIV

                          COUNTERPARTS

     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by facsimile or telephone, that it has taken such action.

     IN WITNESS WHEREOF, the Borrower, the Lenders and the
Administrative Agent have executed this Agreement as of the date first above written.

                              NORTHERN BORDER PIPELINE COMPANY
                              By:  Northern Plains Natural Gas
                                   Company, Operator


                              By:

                              Title:



     Commitments

Facility A       Facility B

$16,000,000.00   $44,000,000.00   THE FIRST NATIONAL BANK OF CHICAGO,
                                  Individually and as Syndication
                                  Agent
                                  and Administrative Agent

                                  By:

                                  Title:
                                          One First National Plaza
                                          Chicago, IL  60670

                                  Attention:




     Commitments

Facility A       Facility B

$16,000,000.00   $44,000,000.00   ROYAL BANK OF CANADA,
                                  Individually and as Syndication
                                  Agent and Joint Arranger

                                  By:

                                  Title:

                                  Address:  Financial Square, 23rd Floor
                                            Old Slip and Front Street
                                            New York, NY 10005-3531

                                  Attention: Andrea M. Sickler

                                  BANK OF AMERICA NATIONAL TRUST AND
                                  SAVINGS ASSOCIATION,
                                  as Syndication Agent

                                  By:

                                  Title:

                                  Address:  1850 Gateway Blvd.
                                            Concord, CA 94520

                                  Attention: Karen Meyers
                                  Telephone: (510) 675-7487
                                  Telecopier: (510) 675-7531

                                  with a copy to: Energy Group
                                                  333 Clay Street, Suite 4550
                                                  Houston, TX 77002

                                                  Attention: Michael J. Dillon

     Commitments

Facility A       Facility B


$16,000,000.00   $44,000,000.00   BANK OF AMERICA
                                  NATIONAL TRUST AND SAVINGS ASSOCIATION,
                                  Individually

                                  By:

                                  Title:

                                  Address:  1850 Gateway Blvd.
                                            Concord, CA 94520

                                  Attention: Karen Meyers
                                  Telephone: (510) 675-7487
                                  Telecopier: (510) 675-7531

                                  with a copy to: Energy Group
                                                  333 Clay Street, Suite 4550
                                                  Houston, TX 77002

                                                  Attention: Michael J. Dillon




                                  BANCAMERICA SECURITIES, INC.,
                                  Joint Arranger

                                  By:

                                  Title:

                                  Address:  Loan Syndications and Trading
                                            555 California Street, 12th Floor
                                            San Francisco, CA 94104

                                  Attention:





                                  FIRST CHICAGO CAPITAL MARKETS, INC.,
                                  Joint Arranger

                                  By:

                                  Title:

                                  Address:  One First National Plaza
                                            Chicago, IL 60670

                                  Attention:




Facility A       Facility B


$10,666,666.67   $29,333,333.33   DEN NORSKE BANK


                                  By:
                                       Morten Bjornsen

                                  Title:


                                  Address:  333 Clay Street, Suite 4890
                                            Houston, TX  77002

                                  Attention:     Morten Bjornsen
                                  Telephone:     (713) 844-9251
                                  Facsimile:     (713) 757-1167


Facility A       Facility B


$10,666,666.67   $29,333,333.33   BANK AUSTRIA AKTIENGESELLSCHAFT


                                  By:
                                  Title:


                                  By:
                                  Title:


                                  Address:  565 Fifth Avenue
                                            New York, NY  10017

                                  Attention:     George M. Williams III
                                  Telephone:     (212) 880-1044
                                  Telecopy: (212) 880-1080



Facility A      Facility B


$6,333,333.33   $17,416,666.67   BANK BRUSSELS LAMBERT, NEW YORK BRANCH


                                  By:
                                       Cheryl LaBelle
                                  Title:    Vice President and Manager



                                  By:
                                       Dominique Vangaever
                                  Title:    Senior Vice President


                                  Address:  630 Fifth Avenue
                                            New York, NY  10111
                                  Attention:     Cheryl LaBelle
                                  Telephone:     (212) 632-5332
                                  Telecopy: (212) 333-5786


Facility A     Facility B


$8,000,000.00  $22,000,000.00     CAISSE NATIONAL DE CREDIT AGRICOLE


                                  By:

                                  Title:


                                  Address:  55 East Monroe, Suite 4700
                                            Chicago, IL  6060


                                  with a copy to:

                                  Attention: Kevin Costello
                                             Credit Agricole
                                             600 Travis Street, Suite 2340
                                             Houston, TX 77002

                                  Telephone: (713) 223-7003
                                  Telecopy:  (713) 223-7029


Facility A       Facility B


$10,666,666.67   $29,333,333.33   THE DAI-ICHI KANGYO BANK, LIMITED


                                  By:
                                       Kelton Glasscock

                                  Title:

                                  Address:  1100 Louisiana, Suite 4940
                                            Houston, TX  77002
                                  Attention: Kelton Glasscock
                                  Telephone: (713) 654-5055
                                  Telecopy:  (713) 654-1667


Facility A      Facility B


$6,333,333.33   $17,416,666.67   THE SUMITOMO BANK, LIMITED


                                  By:

                                  Title:


                                  Address:  700 Louisiana Street, Suite 1750
                                            Houston, TX  77002
                                            Attn:  William R. McKown
                                                   Energy Group
                                  Telephone: (713) 238-8217
                                  Telecopy:  (713) 759-0020

                                  with a copy to:
                                       The Sumitomo Bank, Limited
                                       277 Park Avenue
                                       New York, NY  10172
                                       Attn:  Ms. Andrea Wei, V.P.
                                              PANA - Legal Dept.

Facility A      Facility B


$6,333,333.33   $17,416,666.67    CIBC INC.


                                  By:

                                  Title:


                                  Address:  CIBC Inc.

                                  Attention:
                                  Telephone:
                                  Telecopy:

                                  with a copy to:

                                  Address:  CIBC Inc.
                                            909 Fannin, Suite 1200
                                            Houston, TX  77010
                                            Attention:  Bob Long

                                  Telephone: (713) 655-5211
                                  Telecopy: (713) 650-3727

Facility A      Facility B


$8,000,000.00   $22,000,000.00    THE SANWA BANK, LIMITED


                                  By:
                                       Joseph P. Howard
                                  Title:    Vice President


                                  Address:  10 South Wacker Drive, 31st Floor
                                            Chicago, IL  60606
                                            Attn:  Tom Hisey
                                  Telephone: (312) 368-3007
                                  Telecopy: (312) 346-6677



Facility A     Facility B


$6,333,333.33  $17,416,666.67     SUNTRUST BANK, ATLANTA


                                  By:
                                       Todd C. Davis
                                  Title:


                                  By:

                                  Title:


                                  Address:  25 Park Place, 24th Floor, MC 120
                                            Atlanta, GA  30303
                                            Attn:  Todd C. Davis
                                  Telephone: (404) 658-4917
                                  Telecopy: (404) 827-6270



Facility A      Facility B


$6,333,333.33   $17,416,666.67    THE TOYO TRUST & BANKING CO., LTD.


                                  By:
                                       T. Mikumo
                                  Title:


                                  Address:  666 Fifth Avenue, 33rd Floor
                                            New York, NY  10103
                                            Attn:  Sharon Bonelli
                                  Telephone: (212) 307-3410
                                  Telecopy: (212) 307-3498



Facility A       Facility B


$10,666,666.67   $29,333,333.33   UNION BANK OF SWITZERLAND, HOUSTON AGENCY


                                  By:

                                  Title:



                                  By:

                                  Title:


                                  Address:  1100 Louisiana Street, Suite 4500
                                            Houston, TX  77002
                                            Attn: Evans Swann
                                  Telephone: (713) 665-6500
                                  Telecopy: (713) 655-6555



Facility A     Facility B


$6,333,333.33  $17,416,666.67    COOPERATIEVE CENTRALE
                                 RAIFFEISEN-BOERENLEENBANK B.A.,
                                 "RABOBANK NEDERLAND" NEW YORK BRANCH


                                  By:

                                  Title:


                                  By:

                                  Title:


                                  Address:  245 Park Avenue, 39th Floor
                                            New York, NY  10167
                                            Attn: Corporate Services Dept.

                                  Telephone: (212) 916-7800
                                  Telecopy: (212) 818-0233


Facility A       Facility B


$10,666,666.67   $29,333,333.33   BANK OF MONTREAL


                                  By:

                                  Title:


                                  Address:  700 Louisiana Street, Suite 4400
                                            Houston, TX 77002
                                            Attn: Natasha Glossop

                                  Telephone: (713) 546-9752
                                  Telecopy: (713) 223-4007



Facility A      Facility B


$6,333,333.33   $17,416,666.67    THE BANK OF NOVA SCOTIA


                                  By:

                                  Title:


                                  Address:  600 Peachtree Street, Suite 2700
                                            Atlanta, GA  30308

                                  Attention:
                                  Telephone:
                                  Telecopy:

Facility A       Facility B


$10,666,666.67   $29,333,333.33   THE BANK OF TOKYO-
                                  MITSUBISHI, LTD., HOUSTON AGENCY


                                  By:

                                  Title:

                                  Address:  1100 Louisiana Street, Suite 2800
                                            Houston, TX  77002-5216

                                  Telephone: (713) 655-3815
                                  Telecopy: (713) 655-3855



Facility A      Facility B


$6,333,333.33   $17,416,666.67    DEN DANSKE BANK
                                  AKTIESELSKAB, CAYMAN ISLANDS BRANCH


                                  By:
                                  Title:


                                  By:
                                  Title:


                                  Address:  c/o Den Danske Bank,
                                            New York Branch
                                            280 Park Avenue, 4th Floor
                                            East Bldg.
                                            New York, NY  10017
                                            Attn:  Peter Hargraves

                                  Telephone: (212) 984-8472
                                  Telecopy: (212) 370-9239


Facility A       Facility B


$10,666,666.67   $29,333,333.33   THE BANK OF NEW YORK


                                  By:

                                  Title:


                                  Address:  One Wall Street, 19th Floor
                                            New York, NY  10286
                                            Attn:  Ray Palmer

                                  Telephone: (212) 635-7834
                                  Telecopy: (212) 635-7923


Facility A       Facility B


$10,666,666.67   $29,333,333.33   TORONTO DOMINION (TEXAS), INC.


                                  By:

                                  Title:


                                  Address:  909 Fannin, Suite 1700
                                            Houston, TX 77010
                                            Attn: Neva Nesbitt

                                  Telephone: (713) 653-8261
                                  Telecopy: (713) 951-9921



                         EXHIBIT "A-1"

                         FACILITY NOTE

$______________________                 ___________________, 1997


     FOR VALUE RECEIVED, the undersigned, NORTHERN BORDER
PIPELINE COMPANY, a Texas general partnership (the "Borrower"), promises to pay to the order of _____________________________________
(the "Lender"), for the account of its Lending Installation, on or before the later of the Facility A Termination Date and the Facility B Termination Date the lesser of (i) the principal amount of ______________________________($_________________) or (ii) the
aggregate unpaid principal amount of all Facility A Loans and all Facility B Loans made by the Lender to the Borrower pursuant to the Credit Agreement (hereinafter defined), in immediately available funds at the times and in the amounts as set forth in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal balance of the Loans, from time to time outstanding, at the rates and on the dates set forth in the Credit Agreement. The aggregate unpaid principal amount of all Loans shall be due and payable on the later of the Facility A Termination Date and the Facility B Termination Date.

     This note is the Facility Note issued pursuant to, and is entitled to the benefits of, that certain Credit Agreement, dated as of______________, 1997 (as the same may be amended, modified or restated from time to time, the "Credit Agreement"), among Northern Border Pipeline Company, a Texas general partnership, as Borrower (the "Borrower"), the Lenders (as defined in the Credit Agreement), The First National Bank of Chicago, as Administrative Agent (in such capacity, the "Administrative Agent"), The First National Bank of Chicago, Royal Bank of Canada and Bank of America, as Syndication Agents (in such capacity "Syndication Agents") and collectively, with the Administrative Agent, (the "Agents") and First Chicago Capital Markets, Inc., Royal Bank of Canada and BancAmerica Securities, Inc., as Joint Arrangers (in such capacity, collectively the "Joint Arrangers"). All capitalized terms used but not defined herein shall have the meaning assigned to them in the Credit Agreement. Reference is made to the Credit Agreement for, inter alia, provisions for the prepayment hereof, the acceleration of the maturity hereof and to the effect that no provision of the Credit Agreement or this Facility Note shall require the payment or permit the charging or collection of interest in an amount in excess of the highest non-usurious or non-criminal amount permitted by applicable law.

     All Loans made by the Lender pursuant to the Credit Agreement and all payments of the principal thereof shall be endorsed by the holder of this Facility Note on the schedule annexed hereto (including any additional pages such holder may add to such schedule), which endorsement shall constitute prima facie evidence of the accuracy of the information so endorsed; provided, however, that the failure of the holder of this Facility Note to insert any date or amount or other information on such schedule shall not in any manner affect the obligation of the Borrower or any other Borrowers to repay any Loans in accordance with the terms of the Credit Agreement.

     The Borrower and any and all sureties, guarantors and endorsers of this Facility Note and all other parties now or hereafter liable hereon, severally waive, except as otherwise provided in the Credit Agreement or in any other of the Loan Documents, grace, demand, presentment for payment, protest, notice of any kind (including, but not limited to, notice of dishonor, notice of protest, notice of intention to accelerate and notice of acceleration) and diligence in collecting and bringing suit against any party hereto, and agree (i) to all extensions and partial payments, with or without notice, before or after maturity, (ii) to any substitution, exchange or release of any security now or hereafter given for this Facility Note,
(iii) to the release of any party primarily or secondarily liable hereon and (iv) that it will not be necessary for the Lender, in order to enforce payment of this Facility Note, to first institute or exhaust the Lender's remedies against the Borrower or any other party liable therefor or against any security for this Facility Note.

     This Facility Note may not be changed, modified, or terminated orally, but only by an agreement in writing signed by the party to be charged. If any term or provision of this Facility Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions herein shall in no way be affected thereby.

     IN THE EVENT OF ANY LITIGATION WITH RESPECT TO THIS FACILITY NOTE, THE BORROWER WAIVES THE DEFENSES OF FORUM NON CONVENIENS AND IMPROPER VENUE. THIS FACILITY NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND SHALL BE BINDING UPON THE SUCCESSORS AND ASSIGNS OF BORROWERS AND INURE TO THE BENEFIT OF THE LENDER AND ITS SUCCESSORS AND ASSIGNS (INCLUDING PARTICIPANTS IN ACCORDANCE WITH THE TERMS OF THE CREDIT AGREEMENT).

     IN WITNESS WHEREOF, the Borrower has executed and delivered this Facility Note on the date first above written.

                              NORTHERN BORDER PIPELINE COMPANY
                              By:  Northern Plains Natural Gas
                                   Company, Operator



                              By:
                              Name:
                              Title:


                         GRID SCHEDULE


     Attached to and made part of the Facility Note, dated ______________, 1997, issued pursuant to that certain Credit Agreement, dated as of June 16, 1997, among Northern Border Pipeline Company, a Texas general partnership, as Borrower (the "Borrower"), the Lenders (hereinafter defined), The First National Bank of Chicago, as Administrative Agent (in such capacity, the "Administrative Agent"), The First National Bank of Chicago, Royal Bank of Canada and Bank of America, as Syndication Agents (in such capacity "Syndication Agents") and collectively, with the Administrative Agent, (the "Agents") and First Chicago Capital Markets, Inc., Royal Bank of Canada and BancAmerica Securities, Inc., as Joint Arrangers (in such capacity, collectively the "Joint Arrangers").



                           FACILITY A

                                  Amount of                         Name of
                                  Principal    Unpaid Principal     Person
               Principal Amount   Paid or          Balance          Making
Date of Loan        of Loan       Prepaid     (Balance continued)   Notation












                           FACILITY B


                                  Amount of                         Name of
                                  Principal    Unpaid Principal     Person
               Principal Amount   Paid or          Balance          Making
Date of Loan        of Loan       Prepaid     (Balance continued)   Notation










                         EXHIBIT "A-2"

                      COMPETITIVE BID NOTE

$_________________                      ___________________, 1997


     FOR VALUE RECEIVED, the undersigned, NORTHERN BORDER PIPELINE COMPANY, a Texas general partnership (the "Borrower"), promises to pay to the order of _________________________ (the "Lender"), the aggregate unpaid principal amount of all Competitive Bid Loans made by the Lender to the Borrower pursuant to Section 2.3 of the Credit Agreement hereinafter referred to (as the same may be amended or modified, the "Agreement"), in lawful money of the United States in immediately available funds at the main office of The First National Bank of Chicago, as Agent, in Chicago, Illinois or as otherwise directed by the Administrative Agent pursuant to the terms of the Agreement, together with interest, in like money and funds, on the unpaid principal amount hereof at the rates and on the dates determined in accordance with the Agreement. The Borrower shall pay each Competitive Bid Loan in full on the earlier of (A) the last day of such Competitive Bid Loan's applicable Interest Period, (B) the Termination Date of the applicable Facility.

     This note is the Competitive Bid Note issued pursuant to, and is entitled to the benefits of, that certain Credit Agreement, dated as of______________, 1997 (as the same may be amended, modified or restated from time to time, the "Credit Agreement"), among Northern Border Pipeline Company, a Texas general partnership, as Borrower (the "Borrower"), the Lenders (as defined in the Credit Agreement), The First National Bank of Chicago, as Administrative Agent (in such capacity, the "Administrative Agent"), The First National Bank of Chicago, Royal Bank of Canada and Bank of America, as Syndication Agents (in such capacity "Syndication Agents") and collectively, with the Administrative Agent, (the "Agents") and First Chicago Capital Markets, Inc., Royal Bank of Canada and BancAmerica Securities, Inc., as Joint Arrangers (in such capacity, collectively the "Joint Arrangers"). All capitalized terms used but not defined herein shall have the meaning assigned to them in the Credit Agreement. Reference is made to the Credit Agreement for, inter alia, provisions for the prepayment hereof, the acceleration of the maturity hereof and to the effect that no provision of the Credit Agreement or this Note shall require the payment or permit the charging or collection of interest in an amount in excess of the highest non-usurious or non-criminal amount permitted by applicable law.

     All Competitive Bid Loans made by the Lender pursuant to the Credit Agreement and all payments of the principal thereof shall be endorsed by the holder of this Competitive Bid Note on the schedule annexed hereto (including any additional pages such holder may add to such schedule), which endorsement shall constitute prima facie evidence of the accuracy of the information so endorsed; provided, however, that the failure of the holder of this Competitive Bid Note to insert any date or amount or other information on such schedule shall not in any manner affect the obligation of the Borrower or any other Borrowers to repay any Competitive Bid Loans in accordance with the terms of the Credit Agreement.

     The Borrower and any and all sureties, guarantors and endorsers of this Competitive Bid Note and all other parties now or hereafter liable hereon, severally waive, except as otherwise provided in the Credit Agreement or in any other of the Loan Documents, grace, demand, presentment for payment, protest, notice of any kind (including, but not limited to, notice of dishonor, notice of protest, notice of intention to accelerate and notice of acceleration) and diligence in collecting and bringing suit against any party hereto, and agree (i) to all extensions and partial payments, with or without notice, before or after maturity, (ii) to any substitution, exchange or release of any security now or hereafter given for this Competitive Bid Note, (iii) to the release of any party primarily or secondarily liable hereon and (iv) that it will not be necessary for the Lender, in order to enforce payment of this Competitive Bid Note, to first institute or exhaust the Lender's remedies against the Borrower or any other party liable therefor or against any security for this Competitive Bid Note.

     This Competitive Bid Note may not be changed, modified, or terminated orally, but only by an agreement in writing signed by the party to be charged. If any term or provision of this Competitive Bid Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions herein shall in no way be affected thereby.

     IN THE EVENT OF ANY LITIGATION WITH RESPECT TO THIS COMPETITIVE BID NOTE, THE BORROWER WAIVES THE DEFENSES OF FORUM NON CONVENIENS AND IMPROPER VENUE. THIS COMPETITIVE BID NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND SHALL BE BINDING UPON THE SUCCESSORS AND ASSIGNS OF BORROWERS AND INURE TO THE BENEFIT OF THE LENDER AND ITS SUCCESSORS AND ASSIGNS (INCLUDING PARTICIPANTS IN ACCORDANCE WITH THE TERMS OF THE CREDIT AGREEMENT).

     IN WITNESS WHEREOF, the Borrower has executed and delivered this Competitive Bid Note on the date first above written.

                              NORTHERN BORDER PIPELINE COMPANY
                              By:  Northern Plains Natural Gas
                                   Company, Operator



                              By:
                              Name:
                              Title:

                         GRID SCHEDULE


     Attached to and made part of the Competitive Bid Note, dated ______________, 1997, issued pursuant to that certain Credit Agreement, dated as of June 16, 1997, among Northern Border Pipeline Company, a Texas general partnership, as Borrower (the "Borrower"), the Lenders (hereinafter defined), The First National Bank of Chicago, as Administrative Agent (in such capacity, the "Administrative Agent"), The First National Bank of Chicago, Royal Bank of Canada and Bank of America, as Syndication Agents (in such capacity "Syndication Agents") and collectively, with the Administrative Agent, (the "Agents") and First Chicago Capital Markets, Inc., Royal Bank of Canada and BancAmerica Securities, Inc., as Joint Arrangers (in such capacity, collectively the "Joint Arrangers").



                                  Amount of                         Name of
                                  Principal    Unpaid Principal     Person
               Principal Amount   Paid or          Balance          Making
Date of Loan        of Loan       Prepaid     (Balance continued)   Notation
















                         EXHIBIT "A-3"

                        SWING LOAN NOTE

$15,000,000.00                          ___________________, 1997


     FOR VALUE RECEIVED, the undersigned, NORTHERN BORDER PIPELINE COMPANY, a Texas general partnership (the "Borrower"), promises to pay to the order of THE FIRST NATIONAL BANK OF CHICAGO (the "Bank"), for the account of its Lending Installation, on or before the Facility A Termination Date the lesser of (i) the principal amount of FIFTEEN MILLION DOLLARS ($15,000,000.00) or (ii) the aggregate unpaid principal amount of all Swing Loans made by the Bank to the Borrower pursuant to
Section 2.1.3 of the Credit Agreement (hereinafter defined), whichever is less, in immediately available funds at THE FIRST NATIONAL BANK OF CHICAGO, at the times and in the amounts as set forth in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal balance of the Swing Loans, from time to time outstanding, at the rates and on the dates set forth in the Credit Agreement. The aggregate unpaid principal amount of all Swing Loans shall be due and payable on the Facility A Termination Date.

     This note is the Swing Loan Note issued pursuant to, and is entitled to the benefits of, that certain Credit Agreement, dated as of______________, 1997 (as the same may be amended, modified or restated from time to time, the "Credit Agreement"), among Northern Border Pipeline Company, a Texas general partnership, as Borrower (the "Borrower"), the Lenders (as defined in the Credit Agreement), The First National Bank of Chicago, as Administrative Agent (in such capacity, the "Administrative Agent"), The First National Bank of Chicago, Royal Bank of Canada and Bank of America, as Syndication Agents (in such capacity "Syndication Agents") and collectively, with the Administrative Agent, (the "Agents") and First Chicago Capital Markets, Inc., Royal Bank of Canada and BancAmerica Securities, Inc., as Joint Arrangers (in such capacity, collectively the "Joint Arrangers"). All capitalized terms used but not defined herein shall have the meaning assigned to them in the Credit Agreement. Reference is made to the Credit Agreement for, inter alia, provisions for the prepayment hereof, the acceleration of the maturity hereof and to the effect that no provision of the Credit Agreement or this Note shall require the payment or permit the charging or collection of interest in an amount in excess of the highest non-usurious or non-criminal amount permitted by applicable law.

     All Swing Loans made by the Administrative Agent pursuant to the Credit Agreement and all payments of the principal thereof shall be endorsed by the holder of this Swing Loan Note on the schedule annexed hereto (including any additional pages such holder may add to such schedule), which endorsement shall constitute prima facie evidence of the accuracy of the information so endorsed; provided, however, that the failure of the holder of this Swing Loan Note to insert any date or amount or other information on such schedule shall not in any manner affect the obligation of the Borrower or any other Borrowers to repay any Swing Loans in accordance with the terms of the Credit Agreement.

     The Borrower and any and all sureties, guarantors and endorsers of this Swing Loan Note and all other parties now or hereafter liable hereon, severally waive, except as otherwise provided in the Credit Agreement or in any other of the Loan Documents, grace, demand, presentment for payment, protest, notice of any kind (including, but not limited to, notice of dishonor, notice of protest, notice of intention to accelerate and notice of acceleration) and diligence in collecting and bringing suit against any party hereto, and agree (i) to all extensions and partial payments, with or without notice, before or after maturity, (ii) to any substitution, exchange or release of any security now or hereafter given for this Swing Loan Note,
(iii) to the release of any party primarily or secondarily liable hereon and (iv) that it will not be necessary for the Bank, in order to enforce payment of this Swing Loan Note, to first institute or exhaust the Bank's remedies against the Borrower or any other party liable therefor or against any security for this Swing Loan Note.

     This Swing Loan Note may not be changed, modified, or terminated orally, but only by an agreement in writing signed by the party to be charged. If any term or provision of this Swing Loan Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions herein shall in no way be affected thereby.

     IN THE EVENT OF ANY LITIGATION WITH RESPECT TO THIS SWING LOAN NOTE, THE BORROWER WAIVES THE DEFENSES OF FORUM NON CONVENIENS AND IMPROPER VENUE. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND SHALL BE BINDING UPON THE SUCCESSORS AND ASSIGNS OF BORROWERS AND INURE TO THE BENEFIT OF THE BANK AND ITS SUCCESSORS AND ASSIGNS (INCLUDING PARTICIPANTS IN ACCORDANCE WITH THE TERMS OF THE CREDIT AGREEMENT).

     IN WITNESS WHEREOF, the Borrower has executed and delivered this Swing Loan Note on the date first above written.

                              NORTHERN BORDER PIPELINE COMPANY
                              By:  Northern Plains Natural Gas
                                   Company, Operator



                              By
                              Name:
                              Title:



                         GRID SCHEDULE


     Attached to and made part of the Swing Loan Note, dated ______________, 1997, issued pursuant to that certain Credit Agreement, dated as of _____________, 1997, among Northern Border Pipeline Company, a Texas general partnership, as Borrower (the "Borrower"), the Lenders (hereinafter defined), The First National Bank of Chicago, as Administrative Agent (in such capacity, the "Administrative Agent"), The First National Bank of Chicago, Royal Bank of Canada and Bank of America, as Syndication Agents (in such capacity "Syndication Agents") and collectively, with the Administrative Agent, (the "Agents") and First Chicago Capital Markets, Inc., Royal Bank of Canada and BancAmerica Securities, Inc., as Joint Arrangers (in such capacity, collectively the "Joint Arrangers").



                                  Amount of                         Name of
                                  Principal    Unpaid Principal     Person
               Principal Amount   Paid or          Balance          Making
Date of Loan        of Loan       Prepaid     (Balance continued)   Notation















                         EXHIBIT "B-1"

                     Opinion of Janet Place


                         EXHIBIT "B-2"

             Form of Opinion of Chapman and Cutler



                          EXHIBIT "C"

                     COMPLIANCE CERTIFICATE


To:  The Lenders parties to the
     Credit Agreement Described Below


     This Compliance Certificate is furnished pursuant to that
certain Credit Agreement dated as of June     , 1997, among the
Borrower, the Lenders party thereto, The First National Bank of Chicago as Administrative Agent for the Lenders, The First National Bank of Chicago, Royal Bank of Canada and Bank of America , as Syndication Agents and First Chicago Capital Markets, Inc., Royal Bank of Canada and BancAmerica Securities, Inc., as Joint Arrangers (in such capacity, collectively the "Joint Arrangers" (the "Agreement"). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

      UNDERSIGNED HEREBY CERTIFIES THAT:

     1. I am the duly elected ________________ of the Operator;

     2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

     3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

     4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower's compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

     Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:







     The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements
delivered with this Certificate in support hereof, are made and
delivered this      day of               , 19   .


                              NORTHERN BORDER PIPELINE COMPANY
                              By:  Northern Plains Natural Gas
                                   Company, Operator


                              By:
                              Name:
                              Title:

                            [SAMPLE]

                SCHEDULE I TO COMPLIANCE REPORT




                          EXHIBIT "D"

                      NOTICE OF ASSIGNMENT

To:  NORTHERN BORDER PIPELINE COMPANY
     1111 South 103rd Street
     Omaha, NE 68124-1000

     THE FIRST NATIONAL BANK OF CHICAGO
     One First National Plaza
     Chicago, IL 60670

From: [NAME OF ASSIGNOR]

      [NAME OF ASSIGNEE]

                                            ______________, 19

     1.   We refer to that Credit Agreement, dated as of June    ,
1997 (which, as it may be amended, modified, renewed or
extended from time to time, is herein called the "Credit Agreement") among Northern Border Pipeline Company (the "Borrower"), certain Lenders party thereto (each a "Lender"),
including                      (the "Assignor") and The First
National Bank of Chicago, as Administrative Agent for the Lenders (as such, the "Administrative Agent"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

     2. This Notice of Assignment (this "Notice") is given and delivered to Northern Border Pipeline Company and the Administrative Agent pursuant to Section 12.3.2 of the Credit
Agreement.

     3.   The Assignor and                     (the "Assignee")
have entered into an Assignment Agreement, dated as of         ,
19 , pursuant to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor, an undivided interest in and to all of the Assignor's rights and obligations under the Credit Agreement such that Assignee's percentage of the Aggregate Commitment shall equal
%, effective as of the Effective Date.  The Effective Date shall
be the later of         , 19   or two Business Days (or such
shorter period agreed to by the Administrative Agent) after this Notice of Assignment and any consents and fees required by Sections 12.3.1 and 12.3.2 of the Credit Agreement have been delivered to the Administrative Agent, provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.

     4.   As of this date, the percentage of the Assignor in the
Aggregate Commitment and Loans is     %.  As of the Effective
Date, the percentage of the Assignor in the Aggregate Commitment
and Loans will be     % (as such percentage may be reduced or
increased by assignments which become effective prior to the assignment to the Assignee becoming effective) and the percentage of the Assignee in the Aggregate Commitment and Loans will be
     %.

     5. The Assignor and the Assignee hereby give to the Borrower and the Administrative Agent notice of the assignment and delegation referred to herein. The Assignor will confer with
the Administrative Agent before                             , 19
to determine if the Assignment Agreement will become effective on such date pursuant to Section 3 hereof, and will confer with the Administrative Agent to determine the Effective Date pursuant to
Section 3 hereof if it occurs thereafter. The Assignor shall notify the Administrative Agent if the Assignment Agreement does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed to by
the Assignor and the Assignee.   At the request of the
Administrative Agent, the Assignor will give the Administrative Agent written confirmation of the occurrence of the Effective Date.

     6. The Assignee hereby accepts and assumes the assignment and delegation referred to herein and agrees as of the Effective Date (i) to perform fully all of the obligations under the Credit Agreement which it has hereby assumed and (ii) to be bound by the terms and conditions of the Credit Agreement as if it were a "Lender".

     7. The Assignor and the Assignee request and agree that any payments to be made by the Administrative Agent to the Assignor on and after the Effective Date shall, to the extent of the assignment referred to herein, be made entirely to the Assignee, it being understood that the Assignor and the Assignee shall make between themselves any desired allocations.

     8. The Assignor or the Assignee shall pay to the Administrative Agent on or before the Effective Date the processing fee of $2,500 required by Section 12.3.2 of the Credit
Agreement.

     9. The Assignor and the Assignee request and direct that the Administrative Agent prepare and cause the Borrower to execute and deliver (i) to the Assignor, a replacement Facility Note[s] and a Competitive Bid Note[s] payable to the Assignor and
(ii) to the Assignee, [a] [new] [replacement] Facility Note[s] and a Competitive Bid Note[s] payable to the Assignee in accordance with Section 12.3.2 of the Credit Agreement. The Assignor and the Assignee each agrees to deliver to the Administrative Agent the original Note received by it from the Borrower upon its receipt of [a] new Facility Note[s] and a Competitive Bid Note[s] in accordance with Section 12.3.2 of the Credit Agreement.

     10. The Assignee advises the Administrative Agent that the address listed below is its address for notices under the Credit
Agreement:






ASSIGNOR                                ASSIGNEE

By:                                     By:

Title:                                  Title:

                          EXHIBIT "1"
                               TO
                          EXHIBIT "D"

                      CONSENT AND RELEASE


TO:  [NAME OF ASSIGNOR]


     [NAME OF ASSIGNEE]




                                                      , 19


     1.   The undersigned acknowledge receipt from       (the
"Assignor") and                        (the "Assignee") of the
Notice of Assignment, dated as of               , 19   (the
"Notice"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Notice.

     2. In consideration of the assumption by the Assignee of the obligations of the Assignor as referred to in the Notice, the Administrative Agent hereby (i) irrevocably consents, as required by Section 12.3.1 of the Credit Agreement, to the assignment and delegation referred to in the Notice, (ii) as of the Effective Date, irrevocably releases the Assignor from its obligations to the Administrative Agent under the Loan Documents to the extent that such obligations have been assumed by the Assignee, and
(iii) agrees that, as of the Effective Date, the Administrative Agent shall consider the Assignee as a "Lender" for all purposes under the Loan Documents to the extent of the assignment and delegation referred to in the Notice.

NORTHERN BORDER PIPELINE           THE FIRST NATIONAL BANK
COMPANY                            OF CHICAGO
By:  Northern Plains Natural
     Gas Company, Operator

By:                                By:

Title:                             Title:



                          EXHIBIT "E"

                 COMPETITIVE BID QUOTE REQUEST
                        (Section 2.3.2)

                                          _______________, 19____

To: The First National Bank of Chicago, as administrative agent (the "Administrative Agent")

From:     Northern Border Pipeline Company (the "Borrower")

Re:  Credit Agreement (the "Agreement") dated as of            ,
     among the Borrower, The First National Bank of Chicago, individually and as Administrative Agent, the Lenders, The First National Bank of Chicago, Royal Bank of Canada and Bank of America, as Syndication Agents and First Chicago Capital Markets, Inc., Royal Bank of Canada and BancAmerica Securities, Inc., as Joint Arrangers.

     We hereby give notice pursuant to Section 2.3.2 of the Agreement that we request Competitive Bid Quotes for the following proposed Competitive Bid Advance(s):

Borrowing Date: _________________, 19___

Principal Amount 1                  Interest Period 2

$

     Such Competitive Bid Quotes should offer [a Competitive Bid
Margin] [an Absolute Rate].

     Such Competitive Bid Advances are [not] to be subject to prepayment.

     Such Competitive Bid Advances are being requested under Facility [A] [B].

     Upon acceptance by the undersigned of any or all of the Competitive Bid Advances offered by Lenders in response to this request, the undersigned shall be deemed to affirm as of the Borrowing Date thereof the representations and warranties made in the Agreement to the extent required in Section 4.2(b) thereof. Capitalized terms used herein have the meanings assigned to them in the Agreement.

                                 NORTHERN BORDER PIPELINE COMPANY
                                 By: Northern Plains Natural Gas
                                     Company, Operator

                                 By:
                                 Title:



1 Amount must be at least $5,000,000 and an integral multiple of $1,000,000.
2 One, two, three, six, nine or twelve months (Eurodollar Auction) or up to 360 days (Absolute Rate Auction), subject to the provisions of the definitions of Eurodollar Interest Period and Absolute Rate Interest Period.


                          EXHIBIT "F"

             INVITATION FOR COMPETITIVE BID QUOTES
                        (Section 2.3.3)


                                     _____________________, 19___


To:  [Name of Lender]

Re:  Invitation for Competitive Bid Quotes to
     Northern Border Pipeline Company (the "Borrower")

     Pursuant to Section 2.3.3 of the Credit Agreement dated as of _________, 1997 (the "Agreement") among the Borrower, the Lenders parties thereto and the undersigned, as Administrative Agent, we are pleased on behalf of the Borrower to invite you to submit Competitive Bid Quotes to the Borrower for the following proposed Competitive Bid Advance(s):

Borrowing Date:  ______________, 19___

Principal Amount                 Interest Period

$

     Such Competitive Bid Quotes should offer [a Competitive Bid Margin] [an Absolute Rate]. Such Competitive Bid Advances are [not] to be subject to prepayment. Your Competitive Bid Quote must comply with Section 2.3.4 of the Agreement and the foregoing. Capitalized terms used herein have the meanings assigned to them in the Agreement.

     Please respond to this invitation by no later than [9:00 a.m.] [1:00 p.m,.] Chicago time on _________, 19____.

                                 THE FIRST NATIONAL BANK OF CHICAGO,
                                   as Administrative Agent


                                 By:
                                    Authorized Officer


                          EXHIBIT "G"

                     COMPETITIVE BID QUOTE
                        (Section 2.3.4)

                                        __________________, 19___

To:  The First National Bank of Chicago, as Agent
     Attn:

Re:  Competitive Bid Quote to Northern Border Pipeline Company
     (the "Borrower")

     In response to your invitation on behalf of the Borrower
dated          , 199 , we hereby make the following Competitive
Bid Quote pursuant to Section 2.3.4 of the Credit Agreement hereinafter referred to and on the following terms:

1.   Quoting Lender:
2.   Person to contact at Quoting Lender:
3.   Borrowing Date:             , 19  1
4. We hereby offer to make Competitive Bid Loan(s) in the following principal amounts, for the following Interest
     Periods and at the following rates:


Principal   Interest    [Competitive   [Absolute   Minimum     Facility
Amount 2    Period 3     Bid Margin]    Rate 5]    Amount 6

$






1    As specified in the related Invitation For Competitive Bid
     Quotes.
2 Principal amount bid for each Interest Period may not exceed the principal amount requested. Bids must be made for at least $5,000,000 and an integral multiple of $1,000,000.
3 One, two, three, six, nine or twelve months or up to 360 days, as specified in the related Invitation For Competitive Bid Quotes.
4 Competitive Bid Margin over or under the Eurodollar ABR determined for the applicable Interest Period. Specify percentage (rounded to the nearest 1/100 of 1%) and specify whether "PLUS" or "MINUS".
5    Specify rate of interest per annum (rounded to the nearest
     1/100 of 1%).
6 Specify minimum or maximum amount, if any, which the Borrower may accept and/or the limit, if any, as to the aggregate principal amount of the Competitive Bid Loans of the quoting Lender which the Borrower may accept (see
     Section 2.3.4(ii)(d)).

     We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Credit Agreement dated as of __________, 1997 among the Borrower, the Lenders party thereto, The First National Bank of Chicago as Administrative Agent for the lenders, The First National Bank of Chicago, Royal Bank of Canada and BancAmerica Securities, Inc., as Joint Arrangers (in such capacity, collectively the "Joint Arrangers") (the "Agreement"), irrevocably obligates us to make the Competitive Bid Loan(s) for which any offer(s) are accepted, in whole or in part. Capitalized terms used herein and not otherwise defined herein shall have their meanings as defined in the Credit Agreement.

                                 Very truly yours,

                                 [NAME OF BANK]



Dated: _________________, 19___      By:
                                     Authorized Officer


                          EXHIBIT "H"

            FORM OF OPINION OF MAYER, BROWN & PLATT


                        (to be provided)



                          EXHIBIT "I"

                      ASSIGNMENT AGREEMENT


     This Assignment Agreement (this "Assignment Agreement")
between                      (the "Assignor") and
(the "Assignee") is dated as of            , 19  .  The parties
hereto agree as follows:

     1.   PRELIMINARY STATEMENT.  The Assignor is a party to a
Credit Agreement, dated as of            , 19   (which, as it may
be amended, modified, renewed or extended from time to time, is herein called the "Credit Agreement"), among Northern Border Pipeline Company, a Texas general partnership, as Borrower (the "Borrower"), the Lenders (hereinafter defined), The First National Bank of Chicago, as Administrative Agent (in such capacity, the "Administrative Agent"), The First National Bank of Chicago, Royal Bank of Canada and Bank of America as Syndication Agents (in such capacity "Syndication Agents") and collectively, with the Administrative Agent, (the "Agents") and First Chicago Capital Markets, Inc., Royal Bank of Canada and BancAmerica Securities, Inc., as Joint Arrangers (in such capacity, collectively the "Joint Arrangers"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement. The Assignor desires to assign to the Assignee, and the Assignee desires to assume from the Assignor, an undivided interest (the "Purchased Percentage") in the Assignor's Commitment such that after giving effect to the assignment and assumption hereinafter provided, the
Assignee's Commitment shall equal $               and its
Percentage of the Aggregate Commitment shall equal    %.

     2. ASSIGNMENT. For and in consideration of the assumption of obligations by the Assignee set forth in Section 3 hereof and the other consideration set forth herein, and effective as of the Effective Date (as hereinafter defined), the Assignor does hereby sell, assign, transfer and convey all of its right, title and interest in and to the Purchased Percentage of (i) the Commitment of the Assignor (as in effect on the Effective Date), (ii) any Loan outstanding on the Effective Date and (iii) the Credit Agreement and the other Loan Documents. Pursuant to Section
12.3.2 of the Credit Agreement, on and after the Effective Date the Assignee shall have the same rights, benefits and obligations as the Assignor had under the Loan Documents with respect to the Purchased Percentage of the Loan Documents, all determined as if
the Assignee were a "Lender" under the Credit Agreement with    %
of the Aggregate Commitment.  The Effective Date shall be the
later of             or two Business Days (or such shorter period
agreed to by the Administrative Agent) after a Notice of Assignment substantially in the form of Exhibit "D" to the Credit Agreement and any consents required to be delivered to the Administrative Agent by Section 12.3.1 of the Credit Agreement have been delivered to the Administrative Agent. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under
Section 4 and 5 hereof are not made on the proposed Effective Date. The Assignor will notify the Assignee of the proposed Effective Date on the Business Day prior to the proposed Effective Date.

    3. ASSUMPTION. For and in consideration of the assignment of rights by the Assignor set forth in Section 2 hereof and the other consideration set forth herein, and effective as of the Effective Date, the Assignee does hereby accept that assignment, and assume and covenant and agree fully, completely and timely to perform, comply with and discharge, each and all of the obligations, duties and liabilities of the Assignor under the Credit Agreement which are assigned to the Assignee hereunder, which assumption includes, without limitation, the obligation to fund the unfunded portion of the Aggregate Commitment in accordance with the provisions set forth in the Credit Agreement as if the Assignee were a "Lender" under the Credit Agreement with ____% of the Aggregate Commitment. The Assignee agrees to be bound by all provisions relating to "Lenders" under and as defined in the Credit Agreement, including, without limitation, provisions relating to the dissemination of information and the payment of indemnification.

    4. PAYMENTS OBLIGATIONS. On and after the Effective Date, the Assignee shall be entitled to receive from the Administrative Agent all payments of principal, interest and fees with respect to the Purchased Percentage of the Assignor's Commitment and Loans. The Assignee shall advance funds directly to the Administrative Agent with respect to all Loans and reimbursement payments made on or after the Effective Date. In consideration for the sale and assignment of Loans hereunder, (i) on the Effective Date, the Assignee shall pay the Assignor an amount equal to the Purchased Percentage of all ABR Loans made by the Assignor outstanding on the Effective Date and (ii) with respect to each Fixed Rate Loan made by the Assignor outstanding on the Effective Date, on the last day of the Interest Period therefor or on such earlier date agreed to by the Assignor and the Assignee or on the date on which any such Loan either becomes due (by acceleration or otherwise) or is prepaid, the Assignee shall pay the Assignor an amount equal to the Purchased Percentage of such Loan, together with interest on such Loan, at the applicable rate provided by the Credit Agreement and paid by the Borrower, for the period from the Effective Date through and including the date of payment to the Assignor. On and after the Effective Date, the Assignee will also remit to the Assignor any amounts of interest on Loans and fees received from the Administrative Agent which relate to the Purchased Percentage of Loans made by the Assignor accrued for periods prior to the Effective Date. The Assignor and the Assignee may agree to adjust the interest rate payable to the Assignee with respect to a Fixed Rate Loan if the Assignee elects to pay the Assignor an amount equal to its Purchased Percentage of a Fixed Rate Loan prior to the last day of the Interest Period for such Fixed Rate Loan. In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

    5.   FEES PAYABLE BY ASSIGNEE.

    On each day on which the Assignee receives a payment of interest or commitment fees under the Credit Agreement (other than a payment of interest or commitment fees which the Assignee is obligated to deliver to the Assignor pursuant to Section 4 hereof), the Assignee shall pay to the Assignor a fee. The amount of such fee shall be the difference between (i) the amount of the interest or fee, as applicable, received and retained by the Assignee and (ii) the amount of the interest or fee, as applicable, which would have been received by the Assignee if
each interest rate was     of 1%  less than the interest rate
paid by the Borrower or if the commitment fee was     of 1% less
than the commitment fee paid by the Borrower, as applicable.  In
addition, the Assignee agrees to pay    % of the fee required to
be paid to the Administrative Agent pursuant to Section 12.3.2 of the Credit Agreement.

    6. CREDIT DETERMINATION; LIMITATIONS ON ASSIGNOR'S LIABILITY. It is understood and agreed the Assignee has made and shall continue to make its own credit determinations and analysis based upon such information as the Assignee deemed sufficient to enter into the transaction contemplated hereby and not based on any statements or representations by the Assignor. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no representation or warranty of any kind to the Assignee and shall not be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectibility of the Credit Agreement or any other Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the property, books or records of the Borrower or (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans. Neither the Assignor nor any of its officers, directors, employees, Administrative Agents or attorneys shall be liable for any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents, except for its or their own bad faith or willful misconduct.

    7. INDEMNITY. The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys' fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee's performance or non-performance of obligations assumed under this Assignment Agreement.

    8. SUBSEQUENT ASSIGNMENTS. After the Effective Date, the Assignee shall have the right pursuant to Section 12.3.1 of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (i) any such subsequent assignment does not violate any of the terms and conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Loan Documents has been obtained,
(ii) the assignee under such assignment from the Assignee shall agree to assume all of the Assignee's obligations hereunder in a manner satisfactory to the Assignor and (iii) the Assignee is not thereby released from any of its obligations to the Assignor hereunder.

    9. REDUCTIONS OF AGGREGATE COMMITMENT. If any reduction in the Aggregate Commitment occurs between the date of this Assignment Agreement and the Effective Date, the Assignee's Percentage of the Aggregate Commitment shall remain the percentage specified in Section 1 hereof and the dollar amount of Assignee's Commitment shall be recalculated based on the reduced Aggregate Commitment.

    10. ENTIRE AGREEMENT. This Assignment Agreement [and the attached consent] embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

    11. GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of New York.

    12. NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth under each party's name on the signature pages hereof.

    IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

                             [NAME OF ASSIGNOR]



                             Title:




                             [NAME OF ASSIGNEE]

                             By:

                             Title:




                         SCHEDULE "1-a"

                       SERVICE AGREEMENTS

                         SCHEDULE "1-b"

                      PRECEDENT AGREEMENTS

                          SCHEDULE "2"

             LITIGATION AND CONTINGENT LIABILITIES
                       (See Section 5.7)

                          SCHEDULE "3"

                     INDEBTEDNESS AND LIENS
                 (See Sections 5.14 and 6.2.7)





Indebtedness         Property Encumbered     and Amount of
                     (If Any)                Indebtedness

Senior Notes         N/A                     250,000,000

Loan Agreement       N/A                     127,500,000

Credit Agreement     N/A                      10,000,000




                          SCHEDULE "4"

                       OTHER INVESTMENTS
                      (See Section 6.2.5)


Investment     Owned     Amount of     Percent     Jurisdiction of
   In           By       Investment   Ownership     Organization

None
                          SCHEDULE "5"

                       SUPPORT AGREEMENTS
                       (See Section 1.1)

     (i)       Escrow Agreement, dated as of October 6,
               1989, among the Borrower, Pan-Alberta (U.S.) and Harris Trust and Savings Bank, together with any standby letter of credit issued in favor of the escrow agent under Paragraph 2(d) of the Escrow Agreement, which letter of credit is currently issued by Bank of Montreal International Operations under IMDC/0666/S/146405;

     (ii)      Guaranty, dated November 27, 1989, by Pan-
               Alberta in favor of the Borrower;

     (iii)     Capacity Transfer Agreement, made as of
               October 6, 1989, between Pan-Alberta and the
               Borrower;

     (iv) Undertaking of NOVA Corporation of Alberta, dated October 10, 1989, in favor of the Borrower and First Amending Agreement to the Undertaking of NOVA Corporation of Alberta dated as of April 5, 1991, and Second Amending Agreement to the Undertaking of NOVA Corporation of Alberta dated March 31, 1994;

     (v) Collateral Assignment of Certain Revenues and Related Rights, dated as of October 6, 1989, between Pan-Alberta (U.S.) and the Borrower and Amendment to Collateral Assignment of Certain Revenues and Related Rights, dated as of October 1, 1993;

     (vi) Alternative Credit Support Arrangement for the U.S. Shippers Service Agreement with Natgas U.S. Inc. (now known as Pan-Alberta Gas (U.S.) Inc.), dated September 30, 1989, among Pan-Alberta (U.S.), the Borrower and Pan-Alberta, attached as Appendix A to the Northern Border Pipeline Company U.S. Shippers Service Agreement, dated as of October 6, 1989, between Pan-Alberta (U.S.) and the Borrower and First Amendment to Appendix A to the U.S. Shippers Service Agreement between Natgas U.S. Inc. (now known as Pan-Alberta Gas (U.S.) Inc.), Pan-Alberta and the Borrower dated as of October 2, 1991, and Second Amendment to Appendix A to the U.S. Shippers Service Agreement between Pan-Alberta Gas (U.S.) Inc., Pan-Alberta and the Borrower dated October 1, 1993;

     (vii)     Commitment from Foothills Pipe Lines Ltd. in
               Favor of Northern Border Pipeline Company, dated as of October 6, 1989, between Foothills and the Borrower; (ix) Commitment from NOVA Corporation of Alberta in Favor of Northern Border Pipeline Company, dated October 6, 1989, between NOVA and the Borrower;

     (viii)    Guaranty, dated May 25, 1988, of North
               Canadian Oils Limited in favor of the Borrower;

     (ix)      Guaranty, dated August 24, 1989, of Enron
               Corp. in favor of the Borrower;

     (x)       Guaranty, dated June 11, 1997, of Coral
               Energy, L.P. in favor of the Borrower;

     (xi)      Guaranty, dated August 7, 1991, of Husky Oil
               Ltd. in favor of the Borrower;

     (xii)     Guaranty, dated June 1, 1992, of Mobil Oil
               Canada in favor of the Borrower;

     (xiii)    Guaranty, dated October 12, 1994, of Numac
               Energy Inc. in favor of the Borrower;

     (xiv)     Guaranty, dated October 25, 1995, of Numac
               Energy Inc. in favor of the Borrower;

     (xv)      Guaranty, dated October 7, 1993, of Northern
               Natural Gas Company in favor of the Borrower;

     (xvi)     Guaranty, dated October 7, 1993, of Northern
               Natural Gas Company in favor of the Borrower;

     (xvii)    Guaranty, dated October 31, 1992, of
               Panhandle Eastern Corporation in favor of the Borrower;

     (xviii)   Guaranty, dated October 18, 1994, of
               PanCanadian Petroleum Limited in favor of the Borrower;

     (xix)     Guaranty, dated June 21, 1996, of Poco
               Petroleums Ltd. in favor of the Borrower;

     (xx)      Guaranty, dated June 21, 1996, of Poco
               Petroleums Ltd. in favor of the Borrower;

     (xxi)     Guaranty, dated April 27, 1995, of
               Renaissance Energy Ltd. in favor of the Borrower;

     (xxii)    Guaranty, dated November 23, 1994, of
               Renaissance Energy Ltd. in favor of the Borrower;

     (xxiii)   Guaranty, dated December 9, 1993, of Wascana
               Energy Inc. in favor of the Borrower;

     (xxiv)    Guaranty dated August 1, 1993, of Union
               Energy Inc. in favor of the Borrower;

     (xxv)     First Amended Appendix A to Alternative
               Credit Support Arrangement for the U.S. Shippers Service Agreement with ProGas U.S.A. Inc., dated June 20, 1996, between ProGas U.S.A., Borrower and ProGas Limited, attached to the Northern Border Pipeline Company U.S. Shippers Service Agreement, dated November 1, 1994 between ProGas U.S.A. and Borrower;

     (xxvi)    Standby Letter of Credit issued by Bank of
               Montreal International Operations under
               IMDC/0666/S/214702 in favor of Borrower;

     (xxvii)   Supply Report Agreement, dated as of July 10,
               1996, of ProGas U.S.A. Inc. in favor of Borrower;

     (xxviii) ProGas - Northern Border - Natural Gas Clearinghouse Assignment Agreement, dated June 1, 1996, between ProGas U.S.A. and Borrower, and Natural Gas Clearinghouse Acknowledgment of Assignment by ProGas U.S.A., Inc. to Northern Border Pipeline Company, dated August 5, 1996;

     (xxviv) ProGas - Northern Border - Tenaska Marketing Ventures Assignment Agreement, dated June 1, 1996, between ProGas U.S.A. and Borrower, and Tenaska Marketing Ventures Acknowledgment of Assignment by ProGas U.S.A. Inc. to Northern Border Pipeline Company, dated June 26, 1996;

     (xxx)     Capacity Transfer Agreement, made as of
               November 1, 1994, between ProGas U.S.A. and
               Borrower; and

     (xxxi) Commitment from NOVA Gas Transmission Ltd. in favor of Northern Border Pipeline Company, dated
               November 25, 1994.

                        SCHEDULE "5.14"

                 OWNERSHIP OF PROPERTIES; LIENS
                       (See Section 5.14)


None
                       TABLE OF CONTENTS

                                                             Page


ARTICLE I DEFINITIONS                                           1
          SECTION 1.1.   Defined Terms.                         1

ARTICLE II THE FACILITIES                                      16
          SECTION 2.1.   Facility A.                           16
               SECTION 2.1.1  Description of Facility A        16
               SECTION 2.1.2  Availability of Facility A       16
               SECTION 2.1.3  Swing Loan                       16
               SECTION 2.1.4  Facility A Advances              16
          SECTION 2.2.   Facility B                            17
               SECTION 2.2.1  Description of Facility B        17
               SECTION 2.2.2  Availability of Facility B       17
               SECTION 2.2.3  Facility B Advances              17
          SECTION 2.3.   Competitive Bid Advances              17
               SECTION 2.3.1  Competitive Bid Option           17
               SECTION 2.3.2  Competitive Bid Quote Request    17
               SECTION 2.3.3  Invitation for Competitive Bid
                              Quotes                           18
               SECTION 2.3.4  Submission and Contents of
                              Competitive Bid Quotes           18
               SECTION 2.3.5  Notice to the Borrower           20
               SECTION 2.3.6  Acceptance and Notice by the
                              Borrower                         20
               SECTION 2.3.7  Allocation by the Administrative
                              Agent                            21
               SECTION 2.3.8  Administration Fees              21
          SECTION 2.4.   Types of Advances                     21
          SECTION 2.5.   Facility Fees                         21
          SECTION 2.6.   Reduction or Cancellation             21
          SECTION 2.7.   Method of Borrowing                   22
          SECTION 2.8.   Method of Borrowing Swing Loan        22
          SECTION 2.9.   Method of Selecting Rate Options and
                         Interest Periods                      22
          SECTION 2.10.  Minimum Amount of Each Advance        23
          SECTION 2.11.  Rate after Maturity                   23
          SECTION 2.12.  Method of Payment                     23
          SECTION 2.13.  Notes; Telephonic Notices             23
          SECTION 2.14.  Interest Payment Dates; Interest
                         Basis                                 23
          SECTION 2.15. Notification of Advances, Interest Rates, Prepayments and Commitment
                         Reductions                            24
          SECTION 2.16.  Lending Installations                 24
          SECTION 2.17.  Non-Receipt of Funds by the
                         Administrative Agent                  24
          SECTION 2.18.  Voluntary Prepayments                 25
          SECTION 2.19.  Conversion and Continuation of
                         Outstanding Advances                  25
          SECTION 2.20.  Rates                                 25
          SECTION 2.21.  Withholding Tax Exemption             26
          SECTION 2.22.  Agent's Fees                          28
          SECTION 2.23.  Extension of Facility A
                         Termination Date                      28

ARTICLE III CHANGE IN CIRCUMSTANCES                            30
          SECTION 3.1.   Yield Protection                      30
          SECTION 3.2.   Changes in Capital Adequacy
                         Regulations                           31
          SECTION 3.3.   Availability of Types of Advances     31
          SECTION 3.4.   Funding Indemnification               32
          SECTION 3.5.   Lender Statements; Survival of
                         Indemnity                             32
          SECTION 3.6.   Replacement of Lenders                32

ARTICLE IV CONDITIONS PRECEDENT                                33
          SECTION 4.1.   Initial Advance                       33
          SECTION 4.2.   Each Loan and Conversion Date         34
          SECTION 4.3.   Conversion Date                       35

ARTICLE V REPRESENTATIONS AND WARRANTIES                       35
          SECTION 5.1.   General Partnership Existence and
                         Standing                              35
          SECTION 5.2.   Authorization and Validity            35
          SECTION 5.3.   No Conflict; Government Consent       36
          SECTION 5.4.   Financial Statements                  36
          SECTION 5.5.   Material Adverse Change               36
          SECTION 5.6.   Taxes                                 36
          SECTION 5.7.   Litigation and Contingent Obligations 36
          SECTION 5.8.   Subsidiaries                          37
          SECTION 5.9.   ERISA                                 37
          SECTION 5.10.  Accuracy of Information               37
          SECTION 5.11.  Representation with Respect to
                         Regulations G, T, U and X             37
          SECTION 5.12.  Compliance With Laws, Approvals, etc  37
          SECTION 5.13.  Environmental Matters                 37
          SECTION 5.14.  Ownership of Properties; Liens        38
          SECTION 5.15.  Investment Company Act                38
          SECTION 5.16.  Public Utility Holding Company Act    38
          SECTION 5.17.  Insurance                             38
          SECTION 5.18.  Default                               38
          SECTION 5.19.  Service Agreements and Support
                         Agreements                            38
          SECTION 5.20.  Partnership Agreement                 39

ARTICLE VI COVENANTS                                           39
          SECTION 6.1.   Affirmative Covenants                 39
               SECTION 6.1.1  Financial Reporting              39
               SECTION 6.1.2  Use of Proceeds                  41
               SECTION 6.1.3  [INTENTIONALLY OMITTED]          41
               SECTION 6.1.4  Taxes and Other Charges          41
               SECTION 6.1.5  Insurance                        41
               SECTION 6.1.6  Compliance with Laws             41
               SECTION 6.1.7  Maintenance of Properties        41
               SECTION 6.1.8  Inspection                       42
               SECTION 6.1.9  Maintenance of Books and Records 42
               SECTION 6.1.10 Pari Passu Status                42
               SECTION 6.1.11 Tariff                           42
               SECTION 6.1.12 Preservation of Rights, Etc      42
               SECTION 6.1.13 Service Agreements and Support
                              Agreements                       42
               SECTION 6.1.14 Shipper Credit Quality           43
          SECTION 6.2.   Negative Covenants                    43
               SECTION 6.2.1  Limitation on Negative Pledges   43
               SECTION 6.2.2  Limitation on Other Business     43
               SECTION 6.2.3  Merger; etc.                     43
               SECTION 6.2.4  Sale of Assets                   43
               SECTION 6.2.5  Investments and Acquisitions     44
               SECTION 6.2.6  Guaranty                         45
               SECTION 6.2.7  Liens                            45
               SECTION 6.2.8  Affiliates                       46
               SECTION 6.2.9  Judgments.                       46
          SECTION 6.3.   Ratio of Debt                         46

ARTICLE VII    DEFAULTS                                        47
          SECTION 7.1.   False Representation or Warranty      47
          SECTION 7.2.   Nonpayment of Principal               47
          SECTION 7.3.   Breach of Other Terms                 47
          SECTION 7.4.   Indebtedness                          47
          SECTION 7.5.   Bankruptcy                            47
          SECTION 7.6.   Appointment of Receiver               48
          SECTION 7.7.   Condemnation                          48
          SECTION 7.8.   Judgment                              48
          SECTION 7.9.   Action to Change Tariff               48
          SECTION 7.10.  Regulatory Action to Change Tariff    48
          SECTION 7.11.  Voting Interest                       49
          SECTION 7.12.  Partnership Agreement                 49
          SECTION 7.13.  Abandonment of the Project            49
          SECTION 7.14.  Change in Operator                    49

ARTICLE VIII   ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES  49
          SECTION 8.1.   Acceleration                          49
          SECTION 8.2.   Amendments                            49
          SECTION 8.3.   Preservation of Rights                50

ARTICLE IX     GENERAL PROVISIONS                              50
          SECTION 9.1.   Survival of Representations           50
          SECTION 9.2.   Governmental Regulation               51
          SECTION 9.3.   Taxes                                 51
          SECTION 9.4.   Headings                              51
          SECTION 9.5.   Entire Agreement                      51
          SECTION 9.6.   Several Obligations                   51
          SECTION 9.7.   Expenses; Indemnification             51
          SECTION 9.8.   Numbers of Documents                  52
          SECTION 9.9.   Accounting                            52
          SECTION 9.10.  Severability of Provisions            52
          SECTION 9.11.  Nonliability of Lender                52
          SECTION 9.12.  CHOICE OF LAW                         53
          SECTION 9.13.  CONSENT TO JURISDICTION               53
          SECTION 9.14.  [INTENTIONALLY OMITTED.]              53
          SECTION 9.15.  Confidentiality                       53
          SECTION 9.16.  Limitation on Agent and Lender
                         Liability                             53
          SECTION 9.17.  No Partners' Liability                54

ARTICLE X THE ADMINISTRATIVE AGENT                             54
          SECTION 10.1.  Appointment and Authority of
                         Administrative Agent                  54
          SECTION 10.2.  Capacity of the Agents                55
          SECTION 10.3.  No Liability of the Administrative
                         Agent and Indemnity                   55
          SECTION 10.4.  Employees of Administrative Agent     56
          SECTION 10.5.  Reliance                              56
          SECTION 10.6.  Several Commitments                   56
          SECTION 10.7.  Notice of Default                     56
          SECTION 10.8.  Lender Credit Decision                57
          SECTION 10.9.  Successor Administrative Agent        57
          SECTION 10.10  Syndication Agents; Joint Arrangers   58

ARTICLE XI  SETOFF; RATABLE PAYMENTS                           58
          SECTION 11.1.  Setoff                                58
          SECTION 11.2.  Ratable Payments                      58

ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS  58
          SECTION 12.1.  Successors and Assigns                58
          SECTION 12.2.  Participations                        59
               SECTION 12.2.1 Permitted Participants; Effect   59
               SECTION 12.2.2 Voting Rights                    59
               SECTION 12.2.3 Benefit of Setoff and
                              Indemnities                      59
          SECTION 12.3.  Assignments                           60
               SECTION 12.3.1 Permitted Assignments            60
               SECTION 12.3.2 Effect; Effective Date           60
          SECTION 12.4.  Dissemination of Information          61
          SECTION 12.5.  Tax Treatment                         61

ARTICLE XIII   NOTICES                                         61
          SECTION 13.1.  Giving Notice                         61
          SECTION 13.2.  Change of Address                     61

ARTICLE XIV    COUNTERPARTS                                    62



Exhibit A-1    -    Form of Facility Note
Exhibit A-2    -    Form of Competitive Bid Note
Exhibit A-3    -    Form of Swing Loan Note
Exhibit B-1    -    Form of Opinion of Janet Place
Exhibit B-2    -    Form of Opinion of Chapman & Cutler
Exhibit C      -    Form of Compliance Certificate
Exhibit D      -    Form of Notice of Assignment
Exhibit E      -    Form of Competitive Bid Quote Request
Exhibit F      -    Form of Invitation for Competitive Bid Quotes
Exhibit G      -    Form of Competitive Bid Quote
Exhibit H      -    Opinion of Mayer, Brown & Platt
Exhibit I      -    Assignment Agreement
Schedule 1a    -    Service Agreements
Schedule 1b    -    Precedent Agreements
Schedule 2     -    Litigation and Contingent Liabilities
Schedule 3     -    Indebtedness and Liens
Schedule 4     -    Other Investments
Schedule 5     -    Support Agreements
Schedule 5.14  -    Ownership of Properties; Liens


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